Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CONTRIBUTION AND EXCHANGE AGREEMENT

by and between

DORCHESTER MINERALS, L.P.

and

HILLSIDE EXPLORATION ASSETS, LLC

October 16, 2026

TABLE OF CONTENTS

Page

ARTICLE 1. CLOSING; CONTRIBUTION		1
1.1	Closing	1
1.2	Contribution of the Properties	1
1.3	Excluded Properties	4
1.4	Consideration for the Properties	5
1.5	Instruments of Conveyance; Records	5
1.6	Due Diligence	6
1.7	Defect Disputes	10
1.8	Special Warranty of Title	11
1.9	Settlement Statement	11
1.10	Tax Treatment	13
ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP		13
2.1	Organization and Existence	13
2.2	Governing Documents	13
2.3	Capitalization of the Partnership	14
2.4	Authority Relative to this Agreement	15
2.5	Noncontravention	15
2.6	Governmental Approvals	16
2.7	Financial Statements	16
2.8	Controls	16
2.9	Absence of Undisclosed Liabilities	17
2.10	Absence of Certain Changes	17
2.11	Compliance With Laws	17
2.12	Brokerage Fees	18
2.13	Listing	18
2.14	SEC Filings	18
2.15	Registration Statements	18
2.16	Legal Proceedings	19
2.17	Bankruptcy	19
2.18	Qualification	19
2.19	Independent Evaluations	19
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR		19
3.1	Organization and Existence	19
3.2	Authority Relative to this Agreement	20
3.3	Noncontravention	20
3.4	Governmental Approvals	20
3.5	Disclosure	20
3.6	Absence of Undisclosed Liabilities	21

3.7	Absence of Certain Changes	21
3.8	Tax Matters	21
3.9	Compliance with Laws	22
3.10	Legal Proceedings	22
3.11	Environmental Matters	22
3.12	Commitments	22
3.13	No Alienation	22
3.14	Make-Up Rights	23
3.15	Imbalances	23
3.16	Basic Documents	23
3.17	Area of Mutual Interest and Other Agreements	23
3.18	Payment of Expenses	23
3.19	Preferential Rights and Consents to Assign	24
3.20	No Participating Minerals	24
3.21	Brokerage Fees	24
3.22	Bankruptcy	24
3.23	Investment Intent	24
3.24	Independent Evaluations	25
ARTICLE 4. CONDUCT OF THE PARTIES PENDING CLOSING; CERTAIN ACTIONS RELATING TO CLOSING		25
4.1	Conduct and Preservation of the Business of the Contributor	25
4.2	Restrictions on Certain Actions of the Contributor	26
4.3	Restrictions on Certain Actions of the Partnership	27
ARTICLE 5. ADDITIONAL AGREEMENTS		27
5.1	Access to Information; Confidentiality	27
5.2	Notification of Certain Matters	28
5.3	Reasonable Best Efforts	28
5.4	Public Announcements	28
5.5	Amendment of Schedules	29
5.6	Fees and Expenses	29
5.7	Tax Disclosure	29
5.8	Post-Closing Assurances and Access to Records	29
5.9	NASDAQ Listing	30
5.10	SEC Reporting; Financial Statements	30
5.11	Limitations	31
ARTICLE 6. CONDITIONS		32
6.1	Conditions to Obligations of the Parties	32
6.2	Conditions to Obligation of the Contributor	33
6.3	Conditions to Obligation of the Partnership	34
ARTICLE 7. PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS		35
7.1	Division of Ownership	35
7.2	Division of Expenses	36
7.3	Recording and Transfer Expenses	36

7.4	Taxes	36
7.5	Casualty Loss	39
ARTICLE 8. TERMINATION		39
8.1	Termination	39
8.2	Effect of Termination	40
ARTICLE 9. SURVIVAL AND INDEMNIFICATION		40
9.1	Survival of Representations, Warranties, Covenants and Agreements	40
9.2	Assumed Obligations; Retained Obligations	41
9.3	Indemnification	42
9.4	Indemnity Limitations	44
9.5	Indemnification Procedures	45
ARTICLE 10. MISCELLANEOUS		46
10.1	Notices	46
10.2	Entire Agreement	48
10.3	Waiver	48
10.4	Binding Effect; Assignment; Third Party Benefit	48
10.5	Severability	48
10.6	Governing Law; Consent to Jurisdiction	48
10.7	Descriptive Headings	49
10.8	Gender	49
10.9	References	49
10.10	Counterparts	50
10.11	Injunctive Relief	50
10.12	Amendment	50
10.13	No Recourse Party	50
ARTICLE 11. DEFINITIONS		51
11.1	Certain Defined Terms	51
11.2	Certain Additional Defined Terms	60

INDEX TO EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Fee Properties and NPRI Properties
Exhibit A-2	ORRI Properties
Exhibit A-3	Wells
Exhibit A-4	Allocated Values
Exhibit B	Instruments of Conveyance
Exhibit C	Form of Tax Basis Schedule
Exhibit D	Excluded Properties
Exhibit E	Form of Transfer Agent Certificate
Exhibit F	Form of Letter regarding Transfer of Properties

Schedules

Partnership Schedules

Schedule 2.5	Noncontravention
Schedule 2.6	Governmental Approvals
Schedule 2.9	Absence of Undisclosed Liabilities
Schedule 2.10	Absence of Certain Changes

Contributor Schedules

Schedule 3.3	Noncontravention
Schedule 3.4	Governmental Approvals
Schedule 3.6	Absence of Undisclosed Liabilities
Schedule 3.7	Absence of Certain Changes
Schedule 3.9	Compliance With Laws
Schedule 3.10	Legal Proceedings
Schedule 3.11	Environmental Matters
Schedule 3.18	Payment of Expenses
Schedule 3.20	Participating Minerals

Other Schedules
Schedule 1.8	Special Warranty Matters
Schedule 4.2(a)	Permitted Encumbrances
Schedule 9.2	Certain Definitions

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (“Agreement”) is executed as of October 16, 2026 (the “Execution Date”) by and between Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), and Hillside Exploration Assets, LLC, a Texas limited liability company (the “Contributor”).

W I T N E S S E T H:

WHEREAS, the Contributor owns certain interests in Oil and Gas properties, rights and related assets that are defined and described herein as the “Properties”;

WHEREAS, the Contributor desires to contribute the Properties to the capital of the Partnership in exchange for Common Units, as provided herein; and

WHEREAS, it is the desire of the parties hereto to set forth the specific terms and conditions of the foregoing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1.

CLOSING; CONTRIBUTION

1.1   Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), but shall be deemed to have taken place at the offices of Dorchester Minerals, L.P., 3838 Oak Lawn Avenue #300, Dallas, Texas 75219, at 9:00 a.m., local time, on October 30, 2026 (the “Target Closing Date”), provided that the conditions to Closing set forth in ARTICLE 6 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or place or on such other date as the parties hereto shall agree (the “Closing Date”).

1.2    Contribution of the Properties. At the Closing, and on the terms and subject to the conditions set forth in this Agreement, the Contributor shall assign, transfer, deliver and convey (collectively, “transfer”), or cause to be transferred, to the Partnership, and the Partnership shall acquire from the Contributor, all of the following (collectively, the “Properties”):

(a)    all of the Contributor’s undivided interests in and to the fee mineral interests applicable to Oil and Gas and Other Minerals in, on and under (i) the tracts of land described in Exhibit A-1 attached hereto and made a part hereof or (ii) any tracts of lands otherwise located in McKenzie, Dunn and/or Williams Counties, North Dakota (such undivided interests in the applicable fee mineral interests described in subclauses (i) and (ii), each, individually, a “Fee Property” and, collectively, the “Fee Properties”);

(b)    all of the Contributor’s undivided interests in and to the non-participating royalty interests burdening Oil and Gas produced, saved or sold from (i) the tracts of land described on Exhibit A-1 attached hereto and made a part hereof or (ii) any tracts of lands otherwise located in McKenzie, Dunn and/or Williams Counties, North Dakota (such undivided interests in the applicable non-participating royalty interests described in subclauses (i) and (ii), each, individually, an “NPRI Property” and, collectively, the “NPRI Properties”);

(c)    all of the Contributor’s undivided interests in and to the overriding royalty interests burdening the Oil and Gas produced, saved or sold from (i) the tracts of land described on Exhibit A-2 or (ii) any tracts of lands otherwise located in McKenzie, Dunn and/or Williams Counties, North Dakota (such undivided interests in the applicable overriding royalty interests described in subclauses (i) and (ii), each, individually, an “ORRI Property” and, collectively, the “ORRI Properties”, together with the Fee Properties and the NPRI Properties, the “Mineral Properties”);

(d)    other than proceeds of Production attributable to periods prior to the Reference Date and that are actually deposited prior to the Reference Date in an account held by the Contributor (as evidenced by Contributor’s bank statements), (i) all of the Contributor’s rights to receive revenues or income attributable to production from or the ownership of the Mineral Properties and (ii) without duplication of clause (i), all of the Contributor’s rights to receive revenues attributable to production from, and any other rights and benefits in any way related to, (A) the wells related to the Mineral Properties, including, without limitation, the wells (x) described on Exhibit A-3 or (y) otherwise located, in whole or in part, within McKenzie, Dunn and/or Williams Counties, North Dakota ((x) and (y), collectively, the “Wells”), and (B) the Well Locations, but for this clause (ii), in each case, INSOFAR AND ONLY INSOFAR as such revenues, rights, and benefits are attributable to the Mineral Properties and not any Working Interests Properties;

(e)    except insofar as they pertain to costs, expenses, or Taxes for which Contributor is liable for payment pursuant to ARTICLE 7, all of the Contributor’s benefits, claims, actions, causes of action and other rights as lessor under (or the assignee or transferee of any overriding royalty interests created from) any Oil and Gas Leases to the extent attributable to the Mineral Properties, regardless of whether the same arose on, before or after the Reference Date;

(f)    all of the Contributor’s interests in and to all Oil and Gas and/or Other Minerals unitization, lease pooling and/or communitization agreements, declarations and/or orders, and in and to the properties, rights and interests covered and the Units created thereby, as they relate to the Mineral Properties (including to the Wells or the Well Locations to the extent attributable to the Mineral Properties);

(g)    to the extent assignable (with consent, if applicable and without the payment of a fee by Contributor or its Affiliates, unless the Partnership has agreed in advance in writing to pay such fee), all of the Contributor’s interests in and rights under all operating agreements, production sales contracts, processing agreements, transportation agreements, gas balancing agreements, farm-out and/or farm-in agreements, salt water disposal agreements, area of mutual interest agreements and other contracts and/or agreements to the extent the foregoing cover, affect, or otherwise relate to the Mineral Properties or to the operation of such properties, rights and interests or to the treating, handling, storing, processing, transporting or marketing of Oil and Gas or Other Minerals produced from (or allocated to) such properties, rights and interests, as same may be amended or supplemented from time to time (the “Applicable Contracts”);

(h)    all interests in all Oil and Gas and Other Minerals produced from or allocated to the Mineral Properties, and any products processed or obtained therefrom (collectively, the “Production”), together with (i) all proceeds of Production (regardless of whether the severance of the Production to which such proceeds relates occurred on, before or after the Reference Date, other than proceeds of Production that are attributable to periods prior to the Reference Date and that are actually deposited prior to the Reference Date in an account held by the Contributor, as evidenced by the Contributor’s bank statements), and (ii) all liens and security interests securing payment of the proceeds from the sale of such Production, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdiction in which the Properties are located or statutes made applicable to the Properties under federal law (or some combination of federal and state law);

(i)    all interests in all payments received, or to be received, in lieu of production from the Mineral Properties (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on, before or after the Reference Date, other than payments attributable to periods prior to the Reference Date and that are actually deposited prior to the Reference Date in an account held by the Contributor, as evidenced by Contributor’s bank statements), including, without limitation: (i) “take or pay” payments and similar payments, (ii) payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a production sales contract, (iii) payments received under a gas balancing agreement or similar written or oral arrangement, as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by the Contributor as a result of the Contributor (and/or its predecessors in title) taking or having taken less gas from lands covered by a Mineral Property, than its ownership of such property right or interest would entitle it to receive and (iv) shut-in rental or royalty payments;

(j)    all accounts receivable, credits, refunds and other amounts attributable to the Properties, regardless of whether accrued or arising before, on or after the Reference Date, except to the extent resulting in cash receipts that were actually received or deposited prior to the Reference Date in an account held by the Contributor, as evidenced by the Contributor’s bank statements;

(k)    to the extent legally transferable, all interests in all contract rights and choses in action (i.e., rights to enforce contracts or to bring claims thereunder) related to the properties, rights and interests described in Sections 1.2(a)-(g) regardless of whether the same arose, and/or the events which gave rise to the same occurred, on, before or after the Reference Date, and further regardless of whether same arise under contract, the law or in equity;

(l)    an amount of cash in immediately available funds equal to all of the cash receipts from or attributed to the Properties that were actually received or deposited during the period beginning on the Reference Date and ending on the Closing Date in an account held by the Contributor, as evidenced by Contributor’s bank statements (the “Contributed Cash”);

(m)    all rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties, including without limitation executive rights (i.e., rights to execute leases), rights to receive bonuses and delay rentals and rights to grant pooling authority; and

(n)    the Records.

1.3    Excluded Properties. Notwithstanding the foregoing, the Properties shall not include and there is excepted, reserved and excluded from the transaction contemplated hereby those properties and interests set forth on Exhibit D and the following properties or interests (collectively with those items on Exhibit D, the “Excluded Properties”):

(a)    all corporate seals, organizational documents, minute books and legal records of the Contributor and its Affiliates that relate to the Contributor’s and its Affiliates’ organization as legal entities;

(b)    all franchise Tax records;

(c)    all books, records and files that relate to Contributor’s or its Affiliates’ business generally or relate primarily to the other Excluded Properties; provided that the Contributor may retain copies, at its sole expense, of such books, records and files that relate to both Properties and Excluded Properties;

(d)    any Records to the extent disclosure or transfer would result in a violation of Applicable Law;

(e)    attorney-client privileged communications and work product of the Contributor’s or any of the Contributor’s Affiliates’ legal counsel (other than title opinions);

(f)    records relating to the marketing, negotiation, and consummation of the sale of the Properties;

(g)    any trademarks;

(h)    (i) all Production (and the proceeds associated therewith) that are attributable to periods prior to the Reference Date and that are actually deposited prior to the Reference Date in an account held by the Contributor, as evidenced by the Contributor’s bank statements, and (ii) all Production INSOFAR AND ONLY INSOFAR as attributable to any Working Interests Properties;

(i)    all of Contributor’s right, title and interest in and to the Oil and Gas Leases, INSOFAR AND ONLY INSOFAR as attributable to the Leasehold Interests;

(j)    all of Contributor’s right, title and interest in and to the Wells and Well Locations, INSOFAR AND ONLY INSOFAR as attributable to the Leasehold Interests, it being understood and agreed that, as to such Wells and Well Locations, the Contributor is retaining one hundred percent (100%) of its undivided interest attributable to the Leasehold Interests;

(k)    all of Contributor’s right, title and interest in and to the Leasehold Interests (the items described in Sections 1.3(i), 1.3(j) and 1.3(k), the “Working Interests Properties”);

(l)    an undivided interest in and to any Applicable Contracts, in each case, INSOFAR AND ONLY INSOFAR to the extent, such Applicable Contracts relate to, or are or will, after Closing, be binding upon, any of the other Excluded Properties or to the other assets, properties and rights of Contributor not included in the Properties;

(m)    all of Contributor’s or its Affiliates’ debt instruments;

(n)    any hedge contract and any other swap, debt, or other similar instruments of Contributor or its Affiliates; and

(o)    all of Contributor’s right, title and interest in and to any assets, properties or other items not expressly included in the definition of “Properties”.

For the avoidance of doubt, an unleased Fee Property shall be for all purposes of this Agreement a Mineral Property, and not a Working Interests Property.

1.4    Consideration for the Properties. The aggregate consideration for the contribution of the Properties shall be one million, two hundred fifty thousand (1,250,000) Common Units (such Common Units, the “Base Subject Units” and, the Base Subject Units, as may be adjusted in accordance with Section 1.6, the “Subject Units”). As of the Closing, Contributor agrees to be bound by all of the terms and conditions of the Partnership Agreement, including the power of attorney granted in Section 2.6(a)(i)(D) thereof. Prior to the date of this Agreement, the Partnership has designated Equiniti Trust Company, LLC (the “Exchange Agent”) for the purpose of issuing and delivering to the Contributor the Subject Units. The number of Subject Units to be issued and delivered to the Contributor at the Closing shall be equitably adjusted to reflect the effect of any unit split, reverse unit split or in-kind distribution of units (including any distribution of securities convertible into Common Units), reorganization, recapitalization, reclassification, combination, exchange of units or other similar transaction with respect to the Common Units (it being understood that the foregoing shall not restrict the Partnership from issuing Common Units in exchange for assets or otherwise in connection with an acquisition by the Partnership), in each case, occurring after the Execution Date and prior to the Closing.

1.5    Instruments of Conveyance; Records.

(a)    In order to effectuate the transfer of the Properties contemplated by Section 1.2, at the Closing, Contributor shall execute and deliver, or cause to be executed and delivered, to the Partnership, dated as of the Closing Date but effective as of the Reference Date, the deeds and conveyances substantially in the form attached hereto as Exhibit B (the “Conveyances”) and such deeds (in reasonable and local customary form and describing the Properties) and other bills of sale, certificates of title and other documents or instruments of assignment, transfer or conveyance as reasonably necessary or appropriate to effectuate the transactions contemplated by this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary, (i) no later than five (5) days after the Closing, the Contributor shall make the electronic Records (as such electronic Records exist in their native format as of the Closing Date) available to the Partnership, and (ii) no later than ten (10) Business Days after the Closing Date, the Contributor shall make available to the Partnership originals of the Records where available and copies of all other Records, in its possession in their current form and format as maintained by the Contributor or its Affiliates as of the Reference Date, for pickup by the Partnership at the Partnership’s sole cost from the Contributor’s offices during normal business hours; provided that the Contributor may retain written or electronic copies of the Records. Copying and transportation of the Records will be at the Partnership’s sole cost (except for copies made by the Contributor with respect to Records that the Contributor retains pursuant to the proviso in the immediately preceding sentence, which shall be at the Contributor’s sole cost and expense).

1.6    Due Diligence.

(a)    Inspection and Assertion of Defects. The Contributor shall make available to the Partnership all title opinions, supplemental title opinions and other title information relating to the Properties and in the possession or control of the Contributor or to which the Contributor has access. The Partnership may, to the extent it deems appropriate, conduct, at its sole cost, such title examination or investigation as it may choose to conduct with respect to the Properties. If any matter comes to the Partnership’s attention which would constitute a Defect, the Partnership may notify the Contributor of such determination at any time but no later than 5:00 p.m. Central Time on October 16, 2026 (“Defect Deadline”). Any such notice (each, a “Defect Notice”) shall be in writing and include: (w) the Well or Well Location, as applicable, affected by such Defect (a “Defect Property”), (x) the Allocated Value of the affected Defect Property; (y) the nature of such Defect and to the extent in the Partnership’s or its Affiliates’ possession, supporting documentation with respect thereto to identify the nature of such Asserted Defect, and (z) the Partnership’s estimate of the Defect Amount. Such Defects of which the Partnership provides notice are herein called “Asserted Defects.” If such Defect Notice is not delivered on or prior to the Defect Deadline, without limiting the Partnership’s rights under this Agreement with respect to a breach of the Special Warranty set forth in the Conveyances and with respect to a breach of any of the Contributor’s representations and warranties in Section 3.10, Section 3.13, Section 3.16, Section 3.17 or Section 3.19, the Partnership shall thereafter be deemed to have forever waived and shall have no right to assert such Defects as the basis for an adjustment to the Base Subject Units under Section 1.6(b). To give the Contributor an opportunity to commence reviewing and curing Defects, from and after the execution of this Agreement, the Partnership shall use commercially reasonable efforts to give the Contributor, on or before the end of every calendar week period prior to the Defect Deadline, written notice of all alleged Defects discovered by the Partnership (including its Affiliates or Representatives) during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Deadline; provided, however, that failure to deliver any such interim notice shall not prejudice the Partnership’s rights under this Section 1.6.

(b)    If, as a part of the due diligence review provided for in Section 1.6(a) above, Asserted Defects are presented to the Contributor and the Contributor does not cure such Asserted Defects on or before October 19, 2026 (the “Pre-Closing Cure Date”), then, subject to Contributor’s continuing right to dispute an Asserted Defect, the Contributor may elect to do one of the following with respect to each Defect Property affected by one or more Asserted Defects by delivery of a written notice to the Partnership on or before October 19, 2026:

(i)    With respect to any Defect Property for which the asserted Defect Amount equals or exceeds the Defect Amount Limit, exclude such Defect Property (or any one or more Target Formations within such Defect Property), together with all associated Properties, at the Closing, in which event the Base Subject Units shall be reduced by an amount equal to the Allocated Value thereof as shown on Exhibit A-4. If any Defect Properties (or any one or more Target Formations within such Defect Properties) and its associated Properties are excluded by the Contributor at the Closing, then such Defect Properties (or such Target Formations within such Defect Properties, as applicable) and such associated Properties shall not be conveyed to the Partnership at Closing and shall be deemed an “Excluded Property” for purposes of this Agreement. For the avoidance of doubt, in no event shall any reduction to the Base Subject Units pursuant to this Section 1.6(b)(i) be subject to the Title Deductible, it being understood and agreed that any such reduction shall be for the full Allocated Value of the affected Defect Property;

(ii)    Convey such Defect Property (or any one or more Target Formations within such Defect Property) at Closing and adjust the Base Subject Units (subject to the De Minimis Amount and Title Deductible) as follows (the “Defect Amount”):

(A) if the parties agree in writing on the Defect Amount, in Common Units, that amount shall be the Defect Amount;

(B) if the Asserted Defect represents a discrepancy between (1) the Calculated Net Revenue Interest for any Well or Well Location and (2) the Contributor’s Net Revenue Interest stated on Exhibit A-4 for such Well or Well Location, then the Defect Amount shall be the product of the Allocated Value of such Well or Well Location multiplied by a fraction, the numerator of which is the decrease between (x) the Contributor’s Net Revenue Interest for such Well or Well Location as stated on Exhibit A-4 and (y) the Calculated Net Revenue Interest for such Well or Well Location, and the denominator of which is the Contributor’s Net Revenue Interest stated on Exhibit A-4 for such Well or Well Location;

(C) if an Asserted Defect is a lien, encumbrance or other charge upon a Defect Property which is liquidated in amount, then the Base Subject Units shall be reduced by an amount equal to the quotient of: (1) the amount necessary to be paid to the obligee to remove the Asserted Defect from the affected Defect Property, divided by (2) the Execution Price (with any fractional unit amounts being rounded down to the nearest full Common Unit);

(D) if an Asserted Defect represents an obligation or burden upon the affected Defect Property for which the economic detriment to the Property is not calculable or liquidated as set forth above in Section 1.6(b)(ii)(A) through Section 1.6(b)(ii)(C), the Base Subject Units shall be reduced by the quotient of: (1) the amount necessary to account for the diminution in value and adverse economic impact to the affected Defect Property, divided by (2) the Execution Price (with any fractional unit amounts being rounded down to the nearest full Common Unit);

(E) notwithstanding anything in this Agreement to the contrary, there shall not be any adjustment to the Base Subject Units and the Partnership shall not be entitled to any further remedy under this Section 1.6: (1) with respect to any individual Defect having a Defect Amount less than the De Minimis Amount; provided that, if the same Defect affects multiple Defect Properties, the Defect Amount shall be aggregated for the purposes of determining whether the De Minimis Amount has been satisfied; and (2) with respect to any Defects which exceed the De Minimis Amount, until the sum of all such Defect Amounts exceeds the Title Deductible, and then only to the extent such amounts (excluding all Defect Amounts (i) attributable to Defects cured by the Contributor or (ii) in respect of Defect Properties retained by Contributor pursuant to Section 1.6(b)(i)) actually exceed, in the aggregate, the Title Deductible; provided, further, that the aggregate of all Benefit Amounts shall be netted against the aggregate of all Defect Amounts exceeding the De Minimis Amount; and

(F) the aggregate Defect Amount attributable to the effects of all Defects upon any Defect Property shall not exceed the Allocated Value of such affected Defect Property;

(iii)    Cure, at the Contributor’s sole cost, any Defect on or before sixty (60) days after the Closing Date (the “Defect Cure Period”). If the Contributor has cured a Defect to the Partnership’s reasonable satisfaction, prior to the Pre-Closing Cure Date, the applicable Defect Property shall be transferred at Closing to the Partnership and no adjustment to the Base Subject Units shall be made at Closing with respect to the cured Defect affecting such Defect Property. If the Contributor elects to cure a Defect in accordance with this Section 1.6(b)(iii), but has not cured such Defect to the Partnership’s reasonable satisfaction prior to the Pre-Closing Cure Date, the applicable Defect Property shall be transferred at Closing to the Partnership and there shall be a downward adjustment to the Base Subject Units at Closing in an amount equal to the Defect Amount asserted by the Partnership in good faith in the Defect Notice. Subject to the Contributor’s continuing right to dispute under Section 1.7, if prior to the expiration of the Defect Cure Period, Contributor cures a Defect to the Partnership’s reasonable satisfaction, then within thirty (30) days after the expiration of the Defect Cure Period, the Partnership shall elect (in its sole and absolute discretion) to either (A) issue to Contributor Common Units equal to the Defect Amount of such Defect to the extent cured by Contributor or (B) pay Contributor an amount in cash equal to the number of Common Units that would otherwise have been issued pursuant to clause (A) multiplied by the Execution Price. If the Contributor is unable to cure a Defect prior to the expiration of the Defect Cure Period, then the Partnership shall not be required to issue any additional Common Units or make any additional payments in connection with such Defect. For the purposes of this Agreement, a Defect is cured if either one of the two following conditions is satisfied: (1) the Defect Amount with respect to such Defect no longer exceeds the De Minimis Amount or (2) the sum of the Defect Amount with respect to such Defect, and the aggregate Defect Amount of all other Defects (excluding any Defects affecting any Defect Property excluded pursuant to Section 1.6(b)(i)) which exceed the De Minimis Amount, no longer exceeds the Title Deductible; or

(iv)    Dispute the Defect in accordance with Section 1.7.

(c)    If the Contributor obtains Knowledge of any Benefit within three (3) days before the Defect Deadline, then the Contributor shall promptly after discovery (but in any event before the Defect Deadline) provide written notice to the Partnership of such Benefit. Such notice shall be in writing and include: (1) the Well or Well Location, as applicable, affected by such Benefit, (2) the nature of such Benefit and supporting documentation with respect thereto, and (3) the Contributor’s estimate of the value attributable to such Benefit. With respect to each Well or Well Location, as applicable, affected by a Benefit reported hereunder, an amount (the “Benefit Amount”) equal to the increase in the Allocated Value for such Well or Well Location caused by such Benefit (calculated in a similar manner as the determination of Defect Amounts in accordance with the terms of Sections 1.6(b)(ii)(A), 1.6(b)(ii)(B), 1.6(b)(ii)(C), 1.6(b)(ii)(D), and 1.6(b)(ii)(E), as applicable, mutatis mutandis, except no Title Deductible shall apply), will be determined and agreed to by the parties hereto as soon as practicable. If such written notice is not delivered on or prior to the Defect Deadline, the Contributor shall thereafter be deemed to have forever waived and shall have no right to assert such Benefits as the basis for an offset against the Defects under this Section 1.6(c). If, with respect to a Benefit, the parties hereto have not agreed on the amount of the Benefit or have not otherwise agreed on the validity of such Benefit, the Contributor and the Partnership shall have the right to elect to have such Benefit Amount determined by a Title Arbiter pursuant to and in accordance with the provisions regarding a disputed Defect set forth in Section 1.7, mutatis mutandis. The aggregate sum of all Benefit Amounts shall be applied to offset any reductions to the Base Subject Units due to Defects; provided that, for the avoidance of doubt, a Benefit may only offset a Defect, and may not result in any standalone increase to the Base Subject Units.

(d)    Notwithstanding anything in this Agreement to the contrary, there shall not be any adjustment to the Base Subject Units and the Contributor shall not be entitled to any further remedy under this Section 1.6 with respect to any individual Benefit having a Benefit Amount less than the De Minimis Amount.

(e)    If the sum of (i) all Defect Amounts minus (ii) all Benefit Amounts results in the calculation of a fraction of a Common Unit, such sum shall be rounded down to the nearest full Common Unit.

1.7    Defect Disputes. With respect to any Asserted Defect, the Contributor and the Partnership shall in good faith attempt to agree on the existence and Defect Amount for all Asserted Defects prior to the Closing. Representatives of the parties hereto, knowledgeable in title matters, shall meet for this purpose. If a disputed Asserted Defect or Defect Amount cannot be resolved prior to the Closing, the applicable Mineral Property shall be transferred at Closing to the Partnership and the Defect Amount asserted in good faith by the Partnership in the Defect Notice shall be used for all purposes at Closing (including for determining the number of Common Units that were issued to Contributor at Closing). Within fifteen (15) days after Closing any party hereto may submit any such disputed Asserted Defects or Defect Amounts (or any dispute related to the Contributor’s cure or alleged cure of a Defect pursuant to Section 1.6(b)(iii)) to be finally decided by the Title Arbiter in accordance with the procedures set forth in this Section 1.7 by providing a notice to the other party thereof (a “Dispute Notice”). If a Dispute Notice is not timely submitted, the applicable dispute will be deemed to have been waived by the disputing party for all purposes of this Agreement. If a party submits a Dispute Notice under this Section 1.7, then the parties shall submit each such unresolved dispute to a neutral third party title attorney with at least ten years’ experience rendering oil and gas title opinions in the state in which the applicable Defect Properties are located (such Person, a “Title Arbiter”). Unless otherwise agreed by the parties, all disputed Asserted Defect and Benefit matters shall be resolved by a single Title Arbiter pursuant to a single, consolidated arbitration proceeding. The Title Arbiter shall be selected by mutual agreement of the parties, or absent such agreement, within 10 Business Days of becoming aware that such agreement cannot be made as to the selection of a Title Arbiter, then the parties shall each select a third party title attorney and such title attorneys together shall select such Title Arbiter, and if any party does not select a title attorney within ten (10) days of written demand therefor by the other party, then the title attorney selected by the other party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the parties or their respective Affiliates or for the Contributor’s Related Party Predecessors during the ten-year period preceding the arbitration or have any financial interest in the dispute. Once appointed, the Title Arbiter shall have no ex parte communication with either party regarding the determination of the underlying dispute. The place of arbitration shall be Dallas, Texas, and any arbitration proceeding pursuant to this Section 1.7, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 1.7. The parties, within ten (10) days after the Title Arbiter is appointed, shall submit written summaries of their positions regarding each disputed matter. The Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Defect Amount, in Common Units, of an Asserted Defect, and may not award damages, interest or penalties to any party or assess any other matter. The Title Arbiter’s decision must be within the range of values assigned to each Asserted Defect by the Contributor and the Partnership. The parties shall instruct the Title Arbiter to, and such Title Arbiter shall, make a final determination of the existence, scope and Defect Amount of each Asserted Defect submitted to such Title Arbiter in accordance with the terms, guidelines and procedures set forth in this Agreement (which final determination shall be delivered by such Title Arbiter not more than 20 days following submission of such disputed matters), and such determination by the Title Arbiter shall not be subject to court review or otherwise appealable, absent manifest error. The parties shall reasonably cooperate with the Title Arbiter during the term of its engagement. Each of the parties shall bear its own legal fees and other costs for presenting its case to the Title Arbiter. If the Title Arbiter rules in favor (or partially in favor) of Contributor, within thirty (30) days of such ruling, the Partnership shall elect (in its sole and absolute discretion) to either (x) issue to Contributor Common Units equal to the difference between: (i) the number of Common Units to which Contributor should have been entitled as determined by the Title Arbiter; minus (ii) the number of Common Units that were issued to Contributor at Closing, both (i) and (ii) with respect to the disputed Defect Property (with any fractional unit amounts being rounded down to the nearest full Common Unit), or (y) pay Contributor an amount in cash equal to the number of Common Units that would otherwise have been issued pursuant to clause (x) multiplied by the Execution Price. The Partnership shall also pay to Contributor an amount equal to all cash distributions that would have been paid with respect to such additional Common Units had such Common Units been issued to Contributor at Closing through the date such Common Units are actually issued or the applicable cash payment is made. If the Title Arbiter rules in favor (or partially in favor) of the Partnership, the Partnership shall not be required to issue the applicable Common Units.

1.8   Special Warranty of Title. The Conveyances delivered at Closing will contain a special warranty of Defensible Title, effective as of Closing and for a period of two (2) years after Closing, whereby the Contributor shall warrant Defensible Title to its interest in the Wells and the Well Locations unto the Partnership against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under the Contributor or its Affiliates or Related Party Predecessors, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”). No later than the date that is two (2) years after the Closing Date, the Partnership may furnish the Contributor with a reasonably detailed written notice setting forth any matters which the Partnership intends to assert as a breach of the Special Warranty. The Contributor shall have a reasonable opportunity, but not the obligation, to cure any alleged breach of such Special Warranty. The Partnership shall be deemed to have waived all breaches of the Special Warranty for which Contributor has not received a reasonably detailed written notice thereof on or before the date that is two (2) years after the Closing Date. For the avoidance of doubt, the Title Deductible shall not apply to any recovery for any breach of the Special Warranty. Notwithstanding anything to the contrary in the foregoing, the parties acknowledge and agree that the transactions described in Schedule 1.8 shall not constitute a breach of the Special Warranty.

1.9    Settlement Statement.

(a)    Not later than three (3) Business Days prior to the Closing Date, the Contributor shall prepare and deliver to the Partnership a statement setting forth a good faith estimate and calculation of (i) the Subject Units, after giving effect to all adjustments made pursuant to Section 1.6 and Section 1.7, (ii) the number of Subject Units to be delivered to the Contributor at the Closing and (iii) the Contributed Cash through the date of the settlement statement (such matters, the “Settlement Matters” and such statement, the “Estimated Settlement Statement”); provided that to the extent that the Partnership and the Contributor disagree on the amounts described in subparts (i), (ii) or (iii) of this Section 1.9(a), the Partnership shall so notify the Contributor on or before one (1) Business Day prior to Closing and the Contributor and the Partnership shall negotiate in good faith to resolve such disagreements prior to the Closing; provided, however, that if the Contributor and the Partnership cannot reach agreement prior to Closing, the Contributor’s good faith proposal with respect thereto shall control for purposes of the Estimated Settlement Statement and Closing. At Closing, each of the Partnership and the Contributor shall execute and deliver the final version of the Estimated Settlement Statement that is, pursuant to this Section 1.9(a), controlling for purposes of the Closing.

(b)    Within 60 days after the Closing Date, the Partnership shall prepare and deliver to the Contributor a statement setting forth its calculation of the Settlement Matters, including a calculation of the Contributed Cash through the Closing and the Contributed Cash True-up Amount (the “Closing Settlement Statement”).  For purposes of this Section 1.9, the “Contributed Cash True-up Amount” shall be the amount equal to the difference between the Contributed Cash set forth on the Closing Settlement Statement and the Contributed Cash set forth on the Estimated Settlement Statement. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, the Contributed Cash is included as part of the Properties and the Base Subject Units shall not be adjusted for the Contributed Cash. If the Contributed Cash True-up Amount is positive (the Contributed Cash set forth on the Closing Settlement Statement is greater than the Contributed Cash set forth on the Estimated Settlement Statement) and the Contributed Cash set forth on the Estimated Settlement Statement was previously received by the Partnership at the Closing, then such Contributed Cash True-up Amount shall be owed by the Contributor to the Partnership pursuant to Section 1.9(c) or Section 1.9(d), as applicable. If the Contributed Cash True-up Amount is negative (the Contributed Cash set forth on the Closing Settlement Statement is less than the Contributed Cash set forth on the Estimated Settlement Statement) and the Contributed Cash set forth on the Estimated Settlement Statement was previously received by the Partnership at the Closing, then such Contributed Cash True-up Amount shall be owed by the Partnership to the Contributor pursuant to Section 1.9(c) or Section 1.9(d), as applicable.

(c)    Within 30 days of receiving the Closing Settlement Statement (the “Review Period”), the Contributor may object to the Closing Settlement Statement by delivering to the Partnership a written statement setting forth the Contributor’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Contributor’s disagreement therewith (the “Statement of Objections”).  If the Contributor fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Settlement Statement shall be deemed to have been accepted by the Contributor, and the amounts owed by one party to the other party shall be paid to such other party within five (5) Business Days thereof. If the Contributor delivers the Statement of Objections before the expiration of the Review Period, the Contributor and the Partnership shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the matters set forth on the Closing Settlement Statement, with such changes as may have been previously agreed in writing by the Contributor and the Partnership, shall be final and binding.

(d)    If the Contributor and the Partnership fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of BDO USA, P.C. or, if BDO USA, P.C. is unable to serve, the Contributor and the Partnership shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Contributor’s accountants or Partnership’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Settlement Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Settlement Statement and the Statement of Objections, respectively.  The fees and expenses of the Independent Accountant shall be paid 50% by the Contributor and 50% by the Partnership.  The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Settlement Statement shall be conclusive and binding upon the parties hereto.  Any amount owed by one party to the other party, as a result of a determination by the Independent Accountant or agreement of the parties, shall be paid to such other party within five Business Days of such determination or agreement.

1.10  Tax Treatment. The Contributor and the Partnership agree that the transactions contemplated by this Agreement shall be treated for all U.S. federal and applicable state and local income Tax purposes as a contribution by the Contributor (or, if the Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person) of the Properties to the Partnership in exchange for the Subject Units pursuant to Section 721(a) of the Code (the “Tax Treatment”). The Contributor and the Partnership agree to file all Tax Returns in a manner consistent with the Tax Treatment, and neither the Contributor nor the Partnership shall take, or shall permit any Affiliate to take, any position inconsistent with such Tax Treatment on any Tax Return, in any audit, examination or other Proceeding with respect to Taxes or otherwise, unless required to do so by Applicable Law or a “determination” within the meaning of Section 1313(a)(1) of the Code.

ARTICLE 2.

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in the Partnership’s SEC Filings, the Partnership represents and warrants to the Contributor as of the Execution Date and Closing Date that:

2.1    Organization and Existence. The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The Partnership has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Partnership is duly qualified and in good standing to do business as a foreign limited partnership in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Partnership.

2.2   Governing Documents. The Partnership Agreement has been duly authorized, executed and delivered by the Partnership and is, and will be, a valid and legally binding agreement of, enforceable against the Partnership in accordance with its terms; provided that the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3    Capitalization of the Partnership.

(a)    All of the outstanding Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement, and are fully paid (to the extent required under the Partnership Agreement) and nonassessable. Dorchester Minerals Management LP, a Delaware limited partnership (the “Partnership GP”), is the sole general partner of the Partnership. On the date hereof, the issued and outstanding limited partner interests of the Partnership consist of 49,091,408 Common Units. There are no classes of limited partner interests of the Partnership, or other equity interests of the Partnership, other than the partnership interest held by the Partnership GP and the Common Units.

(b)    The Subject Units (and the limited partner interests represented thereby), will be duly authorized in accordance with the Partnership Agreement, and, when issued and delivered to the Contributor in accordance with the terms hereof, will be (i) validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable, (ii) assuming the accuracy of the Contributor’s representations and warranties set forth in Section 3.23, issued in accordance with all applicable securities laws, and (iii) issued free and clear of any lien, claim or Encumbrance, other than pursuant to Section 9.3(a). Upon issuance at the Closing in accordance with this Agreement and assuming Contributor’s compliance with federal and state securities law, the Subject Units (other than the Lock Up Units, which shall be subject only to the transfer restrictions in Section 9.3(a)) shall be freely transferable by the Contributor without restriction under the Securities Act or any applicable federal or state securities laws. Any certificate or certificates evidencing the Subject Units (other than the Lock Up Units, which shall bear only the restrictive legend set forth in Section 9.3(a) for so long as such legend is required to be borne thereon pursuant to Section 9.3(a)), or book entry representation of the same, shall not contain any legend (or similar electronic notation of restriction on a book entry representation) restricting the sale or transfer of such Subject Units.

(c)    Except for the Subject Units or as described in the Partnership Agreement, there are no preemptive rights, purchase options, call options, rights of first refusal, repurchase rights or other rights to subscribe for or to purchase (other than as may be described in an SEC Filing filed during the period beginning with the Execution Date and ending on the Closing Date that does not include an amendment to the Partnership Agreement that would diminish the rights, preferences and privileges of the Common Units), nor any restriction upon the voting or transfer of, any interests in the Partnership pursuant to the Partnership Agreement or any other agreement or instrument to which the Partnership is a party or by which it may be bound. There are no outstanding bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of Common Units may vote. Neither the offering nor the sale of the Subject Units, as contemplated by this Agreement, gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership. Except for the Subject Units or as described in the Partnership Agreement, no options, warrants or other rights to purchase, agreements or other obligations to issue or rights to convert any obligations into or exchange any securities for, Common Units or other securities of the Partnership are outstanding (other than as may be described in an SEC Filing filed during the period beginning with the Execution Date and ending on the Closing Date that does not include an amendment to the Partnership Agreement that would diminish the rights, preferences and privileges of the Common Units).

(d)    The Subject Units, when issued and delivered against payment therefor as provided herein, will conform in all material respects to the description thereof contained in the Partnership Agreement. The Partnership has all requisite power and authority to issue, sell and deliver the Subject Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. As of the Closing Date, all partnership action for the authorization, issuance, sale and delivery of the Subject Units shall have been validly taken, and no other authorization by any of such parties is required therefor.

2.4    Authority Relative to this Agreement. The Partnership has full partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Partnership of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Partnership GP, and no other partnership proceedings on the part of the Partnership are necessary to authorize the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and constitutes, and each other agreement, instrument or document executed or to be executed by the Partnership in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Partnership and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Partnership enforceable against the Partnership in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

2.5   Noncontravention. Except as otherwise indicated on Schedule 2.5, the execution, delivery and performance by the Partnership of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the Partnership Agreement or the certificate of limited partnership of the Partnership, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Partnership is a party or by which the Partnership or any of its properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of the Partnership or (d) assuming compliance with the matters referred to in Section 2.6, violate any Applicable Law binding upon the Partnership, except, in the case of clauses (b), (c) and (d) of this Section 2.5, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

2.6   Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Partnership in connection with the execution, delivery or performance by the Partnership of this Agreement or the consummation by it of the transactions contemplated hereby, other than (a) compliance with any applicable state securities or takeover laws, (b) as set forth on Schedule 2.6, (c) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (d) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Partnership.

2.7    Financial Statements. Filed with the SEC Filings are copies of (a) the Partnership’s unaudited condensed consolidated balance sheet as of June 30, 2026 (the “Partnership Latest Balance Sheet”), and the related unaudited condensed consolidated statements of income, partnership capital and cash flows for the three-month and six-month periods then ended (the “Partnership Unaudited Financial Statements”), and (b) the Partnership’s audited consolidated balance sheet as of December 31, 2025, and the related audited consolidated statements of income, partnership capital, and cash flows for the year then ended, and the notes and schedules thereto, together with the report thereon of Grant Thornton LLP, independent certified public accountants (the “Partnership Audited Financial Statements”) (collectively, the “Partnership Financial Statements”). The Partnership Financial Statements (y) have been prepared from the books and records of the Partnership in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, and (z) accurately and fairly present the Partnership’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Partnership Unaudited Financial Statements are subject to normal recurring year-end adjustments, which in the Partnership’s reasonable judgment are not material in the aggregate.

2.8    Controls.

(a)    The Partnership has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to the Partnership required to be disclosed in the SEC Filings is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Partnership’s management, including its principal executive officer and principal financial officer, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure. The Partnership has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Partnership’s financial reporting and the preparation of the Partnership’s financial statements for external purposes in accordance with GAAP.

(b)    Based on an annual evaluation of disclosure controls and procedures, the Partnership has not been advised by its independent auditors of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of the Partnership.

(c)    The Partnership and, to the Knowledge of the Partnership, the directors and officers of the Partnership GP, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

2.9   Absence of Undisclosed Liabilities. To the Knowledge of the Partnership, as of the date of this Agreement, the Partnership has no liability or obligation with respect to the property held by the Partnership (whether accrued, absolute, contingent, unliquidated or otherwise), except (a) liabilities reflected on the Partnership Financial Statements or any other financial statements included in the SEC Filings, (b) liabilities that have arisen since the date of the Partnership Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (c) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract), (d) liabilities disclosed on Schedule 2.9 and (e) other liabilities which, in the aggregate, are not material to the Partnership. Grant Thornton LLP is an independent public accounting firm with respect to the Partnership and has not resigned or been dismissed as independent public accountants of the Partnership.

2.10  Absence of Certain Changes. Except as disclosed on Schedule 2.10, since the date of the Partnership Latest Balance Sheet, (a) there has not been any Material Adverse Effect on the Partnership or, to the Knowledge of the Partnership, any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Partnership, (b) the business of the Partnership has been conducted only in its ordinary course of business, (c) the Partnership has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business, in each case, (other than as disclosed in any SEC Filing), (d) the Partnership has not suffered any material loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance), and (e) there has not been any (i) change in any financial accounting methods, principles or practices, except to the extent required in accordance with GAAP, (ii) failure by the Partnership to maintain its limited partnership existence or (iii) any binding agreement or commitment by the Partnership to do any of the foregoing.

2.11  Compliance With Laws. To the Knowledge of the Partnership, the Partnership has complied in all respects with all Applicable Laws, except for the noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on the Partnership. The Partnership has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Partnership has not so complied. The Partnership has not been charged or, to the Knowledge of the Partnership, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Partnership, other than violations which, individually or in the aggregate, do not and in the reasonable judgment of the Partnership will not have a Material Adverse Effect on the Partnership.

2.12  Brokerage Fees. The Partnership has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

2.13  Listing. The outstanding Common Units are listed for trading on the NASDAQ Global Select Market, and the Subject Units, when issued and delivered to the Contributor in accordance with the terms hereof, will be approved for listing on the NASDAQ Global Select Market. As of the Execution Date, the Partnership has not received any notice of, and has no Knowledge of any pending or threatened proceeding relating to, the delisting of the Common Units from the NASDAQ Global Select Market. The Partnership is in compliance in all material respects with all applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market. The Partnership has taken no action to terminate the registration of the Common Units under the Exchange Act. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Entity, or of the NASDAQ Stock Exchange, preventing or suspending trading in any securities of the Partnership has been issued, and no proceedings for such purpose are pending or, to the Knowledge of the Partnership, contemplated or threatened.

2.14  SEC Filings. Since January 1, 2025, the Partnership has filed with or furnished to the Securities and Exchange Commission (the “SEC”) all forms, registration statements, reports, schedules, statements, and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), and all other federal securities laws. All forms, registration statements (including the Registration Statements (as defined below)), reports, schedules, statements, and other documents (including all amendments thereto) filed or furnished by the Partnership with the SEC since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings (including any audited or unaudited financial statements and any notes thereto or schedules included therein), at the time filed or furnished (or, in the case of registration statements and the Registration Statements, on the dates of effectiveness) or, if amended or superseded by a subsequent filing or amended filing prior to the Execution Date, as so amended or superseded, (i) complied in all material respects with all applicable requirements of federal securities laws and (ii) to the Knowledge of the Partnership, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made in this clause (ii) with respect to (A) any document or information furnished to, but not filed with, the SEC or (B) any projections, forecasts, estimates or other forward-looking statements, except that such statements were prepared in good faith on the basis of assumptions believed by the Partnership to be reasonable at the time made.

2.15  Registration Statements. The Partnership has filed with the SEC registration statements of Form S-4 (File Nos. 333-285714 and 333-256021) (as amended through the date hereof, the “Registration Statements”) under the Securities Act, which Registration Statements have been declared effective by the SEC. The offer and sale of the Subject Units to the Contributor will be registered pursuant to one or more of the Registration Statements. No stop order suspending the effectiveness of the Registration Statements has been issued by the SEC, and no proceedings for that purpose have been initiated or, to the Knowledge of the Partnership, threatened by the SEC or any other Governmental Entity.

2.16 Legal Proceedings. There are no Proceedings pending or, to the Knowledge of the Partnership, threatened against or involving the Partnership or its properties or assets that would be required to be disclosed in the SEC Filings or that would reasonably be expected to materially impair the Partnership’s ability to perform its obligations under this Agreement. The Partnership is not subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which would, or which would reasonably be expected to, materially impair the Partnership’s ability to consummate the transactions contemplated hereby.

2.17  Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending against, being contemplated by, or, to the Knowledge of the Partnership, threatened against, the Partnership.

2.18  Qualification. As of Closing, the Partnership will be qualified to own the Properties in the jurisdictions where the Properties are located.

2.19 Independent Evaluations. THE PARTNERSHIP AND ITS AFFILIATES HAVE INSPECTED AND CONDUCTED SUCH INDEPENDENT REVIEW, INVESTIGATION AND ANALYSIS (FINANCIAL AND OTHERWISE) OF THE PROPERTIES, WELLS AND WELL LOCATIONS AS THE PARTNERSHIP HAS DEEMED NECESSARY OR APPROPRIATE TO ENTER INTO THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE CONTRIBUTOR IN THIS AGREEMENT OR IN THE CONVEYANCES OR ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT (INCLUDING THE SPECIAL WARRANTY), AND ABSENT FRAUD, THE PARTNERSHIP ACKNOWLEDGES AND AGREES THAT (A) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, MADE BY THE CONTRIBUTOR AS TO THE PROPERTIES THEREOF, AND (B) THE PARTNERSHIP HAS NOT RELIED UPON ANY ORAL OR WRITTEN INFORMATION PROVIDED BY THE CONTRIBUTOR.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES
OF THE CONTRIBUTOR

The Contributor hereby represents and warrants to the Partnership as of the Execution Date and the Closing Date that:

3.1   Organization and Existence. The Contributor is duly organized, validly existing, and in good standing under the laws of the State of Texas. The Contributor has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses as presently conducted. The Contributor is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its businesses or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect on the Contributor, the Properties or any Oil and Gas Lease.

3.2   Authority Relative to this Agreement. The Contributor has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action, and no other proceedings are necessary to authorize the execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which it is a party have been duly executed and delivered by the Contributor and constitute, or when executed and delivered, will be duly executed and delivered by the Contributor and will constitute, a valid and legally binding obligation of the Contributor enforceable against the Contributor in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.3   Noncontravention. Except as otherwise indicated on Schedule 3.3, the execution, delivery and performance by the Contributor of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in a violation of any provision of the governing instruments of the Contributor, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Contributor is a party or by which the Contributor or any of the Properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Properties or (iv) assuming compliance with the matters referred to in Section 3.4, violate any Applicable Law binding upon the Contributor.

3.4   Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Contributor in connection with the execution, delivery or performance by the Contributor of this Agreement or the other Transaction Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, other than (a) as set forth on Schedule 3.4 and (b) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

3.5    Disclosure. The Contributor has made available to the Partnership a copy of all material Records in the Contributor’s possession that the Contributor has received since January 1, 2025 and all material filings, pleadings and other files in the Contributor’s possession relating to any litigation relating to the Mineral Properties that is pending or that was settled or otherwise resolved since January 1, 2025 (including the settlement thereof).

3.6    Absence of Undisclosed Liabilities. As of the date of this Agreement, the Contributor has no liability or obligation with respect to the Properties (whether accrued, absolute, contingent, unliquidated or otherwise) that would reasonably be expected to be materially adverse to the Properties taken as a whole, except as disclosed on Schedule 3.6.

3.7    Absence of Certain Changes. As of the date of this Agreement, except as disclosed on Schedule 3.7, since the Reference Date, (a) there has not been any Material Adverse Effect on the Contributor, the Properties or, to the Knowledge of the Contributor, on any Oil and Gas Lease, or any event or condition that might reasonably be expected to result in any Material Adverse Effect on the Contributor, the Properties or, to the Knowledge of the Contributor, on any Oil and Gas Lease, (b) the business of the Contributor with respect to the Properties has been conducted only in its ordinary course of business in all material respects, (c) the Contributor has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business with respect to the Properties, (d) the Contributor has not suffered any material loss, damage, destruction or other casualty to any of the Properties (whether or not covered by insurance), (e) the Contributor has not taken any of the actions set forth in Section 4.2 except as permitted thereunder and (f) to the Knowledge of the Contributor, the Oil and Gas Leases have not suffered any material loss, damage, destruction or other casualty.

3.8    Tax Matters. As of the Closing Date, all Tax Returns with respect to Asset Taxes required to be filed with respect to the Properties and any production therefrom have been timely filed (taking into account any extension of time to file granted or obtained) with the applicable taxing authority, all such Tax Returns are true, correct and complete in all material respects, and all Asset Taxes imposed on or with respect to the Properties and any production therefrom that have become due and payable have been timely and properly paid in full. The Contributor has materially complied with all Applicable Laws relating to the payment and withholding of Asset Taxes and has duly and timely withheld and paid over to the appropriate taxing authority all material amounts required to be so withheld and paid under all Applicable Laws. There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon any of the Properties. There has been no issue raised or adjustment proposed in writing (and to the Knowledge of the Contributor, none is pending) by any taxing authority in connection with any such Tax Return relating to Asset Taxes required to be filed with respect to the Properties, nor has the Contributor received any written notice from any taxing authority that any such Tax Return is being audited or may be audited or examined. The Contributor has not agreed to the extension or waiver of any statute of limitations on the assessment or collection of any such Asset Tax or with respect to any such Tax Return. The Contributor (or, if the Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person) is not a “foreign person” within the meaning of Section 1445 (or similar provisions) of the Code. No asset comprising the Properties is (a) subject to a tax partnership agreement or (b) otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, except the Contributor (or, if the Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person), which is itself classified as a partnership for U.S. federal income tax purposes. The Contributor (or, if the Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person) has not reported on any Tax Return filed by the Contributor (or, if applicable, such Person) with respect to any Tax period (or portion thereof) beginning on or after January 1, 2023, a position inconsistent with the conclusion that (i) except for lease bonus income, the gross income derived from operation of the Properties constitutes “royalty,” “overriding royalty” or “interest” income (within the meaning of Section 512(b)(1) or 512(b)(2) of the Code and the Treasury Regulations thereunder) and (ii) at least 90% of the gross income derived from operation of the Properties is “qualifying income” (within the meaning of Section 7704(d) of the Code). The information provided in (x) the Year-End Tax Basis Schedule is, and (y) the Tax Basis Schedule will be, upon completion, in accordance with Section 7.4(h), in each case, true, complete and correct in all material respects. To the extent required by Applicable Law, all of the Properties have been properly listed and described on the ad valorem and property Tax rolls of the appropriate taxing authority.

3.9  Compliance with Laws. Except with respect to Applicable Environmental Laws (for which Contributor’s sole representations and warranties are set forth in Section 3.11) and Applicable Laws relating to Taxes (for which Contributor’s sole representations and warranties are set forth in Section 3.8), except as disclosed on Schedule 3.9, (a) the Contributor has complied in all material respects with all Applicable Laws relating to the ownership of the Properties; (b) the Contributor has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Contributor has not so complied; and (c) the Contributor has not, and to the Knowledge of the Contributor, the Lessees have not, been charged or, to the Knowledge of the Contributor, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the ownership or operation of the Properties.

3.10  Legal Proceedings. Except as disclosed on Schedule 3.10, there are no Proceedings pending or, to the Knowledge of the Contributor, threatened against or involving the Contributor, the Properties, the Oil and Gas Leases or the rights of the Contributor with respect to the Properties. There are no Proceedings pending or, to the Knowledge of the Contributor, threatened against the Contributor or the Properties (or any Oil and Gas Lease), seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect the Contributor’s ability to consummate the transactions contemplated hereby.

3.11  Environmental Matters. Except as set forth on Schedule 3.11, the Contributor has not received any written notice of any investigation or inquiry regarding the Properties from any Governmental Entity under any Applicable Environmental Law.

3.12  Commitments. The Contributor has incurred no expenses, and has made no commitments to make expenditures (and the Contributor has not entered into any agreements that would obligate the Partnership to make expenditures), in each case in excess of $25,000 (net to the Contributor’s interest in the Properties) in connection with (and no other obligations or liabilities have been incurred which would reasonably be expected to be materially adverse to) the ownership or operation of the Properties after the Closing Date.

3.13  No Alienation. Within 120 days of the date hereof, the Contributor has not sold, assigned, conveyed or transferred or contracted to sell, assign, convey or transfer any material right or title to, or material interest in, the Properties.

3.14  Make-Up Rights. To the Knowledge of the Contributor, neither the Contributor nor any other Person has received any prepayments (including payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any oil or gas produced from the Mineral Properties as a result of which the obligation exists to deliver oil or gas produced from the Mineral Properties after the Reference Date without receiving payment (or without receiving full payment) therefor at or after the time of delivery.

3.15  Imbalances. To the Knowledge of the Contributor, as of the Execution Date, there are no imbalances among the owners of the interests in any Wells and Units related to the Mineral Properties that would reasonably be expected to have a Material Adverse Effect on the net revenues that the Partnership will be entitled to receive from the Mineral Properties from the then current month’s production.

3.16  Basic Documents.

(a)    To the Knowledge of the Contributor, (i) the Contributor is not in material breach or default (and no situation exists which with the passing of time or giving of notice would create a material breach or default) of its obligations under any Basic Documents, and (ii) no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any Basic Documents, in the case of this clause (ii), to the extent such breach or default by such third party could reasonably be expected to be materially adverse to the affected Properties after the Closing Date.

(b)    To the Knowledge of the Contributor, no Basic Document to the extent relating to the Mineral Properties requires the Partnership or its successors to assume any current liability of the Contributor or any other Person that would be required to be reflected on a balance sheet of the Contributor prepared in accordance with GAAP.

For the purposes of the representations contained in this Section 3.16 (and without limitation of such representations, but subject in all respects to the Knowledge qualifications set forth above), the non-payment of an amount or non-performance of an obligation by the Contributor or any third party, as applicable, where such non-payment or non-performance would reasonably be expected to result in the forfeiture or termination of material rights of the Contributor or any Lessee under a Basic Document with respect to the Mineral Properties, shall be considered material or materially adverse.

3.17  Area of Mutual Interest and Other Agreements. To the Knowledge of the Contributor, no Property is subject to any area of mutual interest agreements. To the Knowledge of the Contributor, no Property is subject to any farm-out or farm-in agreement under which any party thereto is entitled to receive assignments not yet made or could earn additional assignments after the Closing Date.

3.18  Payment of Expenses. All expenses relating to the ownership of the Properties have been, and are being, paid timely (and before the same become delinquent) in all material respects, except such expenses as are disputed in good faith and set forth in Schedule 3.18 and for which an adequate accounting reserve has been established by the Contributor.

3.19  Preferential Rights and Consents to Assign. There are no consents to assignment or waivers of preferential rights to purchase that must be obtained from third parties in order for the Contributor to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of the Contributor.

3.20  No Participating Minerals. Except as set forth on Schedule 3.20, the Properties do not include any interest where the Contributor has agreed or is required to bear a share of drilling, operating or other exploration costs as a participating mineral owner from and after the Reference Date. To the Knowledge of the Contributor, none of the Properties are subject to any joint operating agreement, exploration agreement, development agreement, farmout agreement, authority for expenditure or other agreement or arrangement which would obligate the owner of the Properties to pay any costs of exploration or development or subject the owner of the Properties to any other operational or environmental liability (for the avoidance of doubt, excluding any deductions for post-production costs as may be permitted in the applicable Oil and Gas Lease, assignment, deed or conveyance for such Property).

3.21  Brokerage Fees. The Partnership will not have any obligation or liability, contingent or otherwise, for broker’s or finder’s fees payable to any financial advisor, broker, agent or finder engaged by the Contributor with respect to the transactions contemplated by this Agreement.

3.22  Bankruptcy. There are no bankruptcy, reorganization or receivership Proceedings pending against, being contemplated by, or, to the Knowledge of the Contributor, threatened against, the Contributor.

3.23  Investment Intent. The Contributor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(a)    The Contributor is acquiring the Subject Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any public distribution of all or any part thereof in violation of the Securities Act or any other applicable securities law.

(b)    The Contributor has carefully reviewed this Agreement, the SEC Filings, the Partnership Agreement and other documentation relating to the Partnership and has had such opportunity as deemed necessary by the Contributor and its advisors and Affiliates to ask questions of the Partnership and its Affiliates, officers and employees to enable the Contributor to make an informed investment decision concerning the receipt of the Subject Units pursuant to the transactions contemplated by this Agreement, the operation of the Partnership, and investment risks associated with the Contributor’s investment in the Partnership.

(c)    The Contributor, by entering into this Agreement, (i) requests admission as a limited partner of the Partnership and agrees to comply with, and be bound by, and hereby executes, the Partnership Agreement, (ii) represents and warrants that the Contributor has all right, power and authority and the capacity necessary to enter into the Partnership Agreement, (iii) appoints the general partner of the Partnership and, if a liquidator shall be appointed, the liquidator of the Partnership as the Contributor’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto necessary or appropriate for the Contributor’s admission as a limited partner and as a party to the Partnership Agreement, (iv) gives the power of attorney provided for in the Partnership Agreement and (v) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

3.24 Independent Evaluations. THE CONTRIBUTOR AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION OF THE PARTNERSHIP AND THE SUBJECT UNITS. THE CONTRIBUTOR IS EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS INVESTMENT BUSINESS AND IS AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, THE CONTRIBUTOR HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP SET FORTH IN ARTICLE 2, AND THE CONTRIBUTOR:

(a)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 2 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY; AND

(b)    ACKNOWLEDGES AND AGREES THAT NONE OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE CONTRIBUTOR OR ITS REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE OR STATEMENTS MADE, TO THE CONTRIBUTOR OR ITS REPRESENTATIVES IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO THE CONTRIBUTOR OR ITS REPRESENTATIVES IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 4.

CONDUCT OF THE PARTIES PENDING CLOSING;
CERTAIN ACTIONS RELATING TO CLOSING

4.1   Conduct and Preservation of the Business of the Contributor. The Contributor hereby covenants and agrees with the Partnership that, except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Contributor (a) shall conduct its operations according to the ordinary course of business and in material compliance with all Applicable Laws and (b) shall use its reasonable best efforts to preserve, maintain and protect the Properties.

4.2    Restrictions on Certain Actions of the Contributor. Except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Contributor shall not, without the consent of the Partnership (which consent, with respect to clauses (c), (f), (i) and (j) below (and clause (k) below, to the extent relating to any such clause), may not be unreasonably withheld, conditioned or delayed):

(a)    mortgage or pledge any of the Properties or create or suffer to exist any Encumbrance thereupon, other than the Permitted Encumbrances set forth on Schedule 4.2(a);

(b)    sell, lease, transfer or otherwise dispose of, directly or indirectly, any of the Properties, except in the ordinary course of business;

(c)    amend, modify or change any existing Oil and Gas Lease or Applicable Contract with respect to the Properties, other than in the ordinary course of the business;

(d)    waive, release, grant or transfer any rights of value relating to the Properties, other than in the ordinary course of business;

(e)    delay payment of any account payable or any known or accrued liability relating to the Properties beyond the earlier of thirty (30) days or its due date or the date when such liability would have been paid in the ordinary course of business, unless such delay is due to a good faith dispute as to liability or amount;

(f)    permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to the Properties other than in connection with any advance renewal or replacement of an existing insurance policy;

(g)    except as set forth in this Section 4.2, take any action that would make any of the representations or warranties of the Contributor untrue as of any time from the date of this Agreement to the Closing Date or would result in, or reasonably be expected to result in, any of the conditions set forth in Section 6.1 or Section 6.3 not being satisfied;

(h)    merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any other Person;

(i)    execute, amend or modify any Oil and Gas Lease binding on any of the Properties;

(j)    commence, propose or agree to participate in or incur any capital expenses in connection with any drilling or development operation with respect to the Properties, in each case as owner of the applicable Mineral Properties; or

(k)    agree in writing or otherwise to take any of the actions described in this Section 4.2.

4.3    Restrictions on Certain Actions of the Partnership. Except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Partnership shall not, without the consent of the Contributor:

(a)    declare, authorize, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of the equity interests of the Partnership, other than the declaration and payment of regular quarterly distributions to holders of Common Units;

(b)    amend the Partnership Agreement in any manner that would reasonably be likely to (i) impair the ability of the Partnership to consummate the transactions contemplated by this Agreement or (ii) adversely affect the Contributor relative to the other holders of the Common Units following the Closing;

(c)    adopt a plan of liquidation or authorize or undertake a dissolution with respect to the Partnership;

(d)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to the Common Units or other equity interests of the Partnership;

(e)    except as set forth in this Section 4.3, take any action, or agree, in writing or otherwise, to take action, that would (i) make any of the representations or warranties of the Partnership untrue as of any time from the date of this Agreement to the Closing Date or (ii) reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the Partnership to satisfy any of the conditions set forth in Section 6.1 or Section 6.2; or

(f)    agree in writing or otherwise to take any of the actions described in this Section 4.3.

ARTICLE 5.

ADDITIONAL AGREEMENTS

5.1    Access to Information; Confidentiality. The Contributor hereby agrees to provide the Partnership copies of the Records (excluding any that are subject to attorney-client privilege (other than title opinions)) (a) in its possession or control or (b) received by it subsequent to the date hereof and prior to the Closing Date as soon as reasonably practicable after the date of receipt of such Records, in each case, to the extent for purposes of conducting due diligence review. From the date hereof through the Closing, the Contributor shall afford the Partnership and its representatives reasonable access to the offices and personnel of the Contributor, and to the Properties and the Records during normal business hours, in order that the Partnership may have a reasonable opportunity to make such investigations as it desires with respect to the Properties; provided that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Contributor or impede the efforts of the Contributor to comply with its other obligations under this Agreement. Until the Closing occurs, each party shall hold in confidence all such information, including the Records, on the terms and subject to the conditions contained in that certain Mutual Nondisclosure Agreement dated August 27, 2026, by and between the Partnership and the Contributor, which shall terminate, as of the Closing. From and after the Closing, the Contributor shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person (“Representatives”) to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Partnership or the Properties (“Confidential Information”), except to the extent that the Contributor can show that such information (i) is generally available to and known by the public through no fault of the Contributor, any of its Affiliates or their respective Representatives; or (ii) is lawfully acquired by the Contributor or any of its Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Contributor or any of its Affiliates or their respective Representatives are compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Applicable Law, the Contributor shall promptly notify the Partnership in writing and shall disclose only that portion of such Confidential Information that the Contributor is advised by its counsel is legally required to be disclosed, provided that the Contributor shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.2    Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) any fact or circumstance that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 5.2 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in ARTICLE 6 or (iii) limit or otherwise affect the remedies available hereunder to any party receiving such notice.

5.3   Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (b) using its reasonable best efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (c) using its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) using its reasonable best efforts to defend, and to cooperate in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (e) executing any additional instruments necessary to consummate the transactions contemplated hereby.

5.4   Public Announcements. The Partnership may from time-to-time make such press releases or otherwise make public statements with respect to this Agreement or the transactions contemplated hereby as the Partnership deems appropriate; provided, however, that the Partnership shall provide the Contributor with a reasonable opportunity to review and comment on any press release or public statement that references the Contributor prior to publication, and the Partnership shall consider any such comments in good faith. The Contributor shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Partnership.

5.5    Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, Contributor shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter discovered or first arising which, if known or existing at the date of this Agreement, would have been required to be set forth or described in the Schedules. For purposes of determining whether the conditions set forth in Section 6.3(a) have been fulfilled, any such supplement or amendment shall not cure or otherwise modify any representation or warranty unless waived or otherwise agreed in writing by the Partnership. Notwithstanding the foregoing, if any such matter specifically disclosed by the Contributor to the Partnership in any such supplement or amendment at or prior to the Closing, individually or in the aggregate, causes a condition to the Closing set forth in Section 6.3(a) to fail and the Partnership nonetheless proceeds with the Closing notwithstanding such failure of a condition set forth in Section 6.3(a), and the Closing occurs, then the Partnership shall not be entitled after the Closing to make any claim with respect to such disclosed matter pursuant to this Agreement or otherwise.

5.6   Fees and Expenses. All fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

5.7   Tax Disclosure. Except as reasonably necessary to comply with applicable securities laws and notwithstanding anything in this Agreement to the contrary or in any other agreement to which the Partnership or the Contributor is bound, the parties hereto (and each employee, representative or other agent of any of the parties) are expressly authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income “tax treatment” and “tax structure” (as those terms are defined in Sections 1.6011-4(c)(8) and (9) of the Treasury Regulations, respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such “tax treatment” and “tax structure” of the transactions contemplated by this Agreement. For these purposes, “tax structure” is limited to facts relevant to the U.S. federal income tax treatment of the transaction described herein.

5.8    Post-Closing Assurances and Access to Records. After the Closing, the Contributor and the Partnership shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereunto. After the Closing, the Contributor shall grant the Partnership and its authorized representatives reasonable access (including copying privileges at the Partnership’s sole cost and expense) during the Contributor’s normal business hours to all Records of the Contributor pertaining to the Properties and not included in the Properties, where such Records may be located for the purpose of prosecuting or defending claims, lawsuits or other Proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any board, agency, tribunal or government.

5.9    NASDAQ Listing. The Partnership shall, prior to the Closing, cause the Subject Units to be approved for listing on the NASDAQ Global Select Market.

5.10  SEC Reporting; Financial Statements.

(a)    The Contributor acknowledges that the Partnership may be required to separately include certain financial or oil and gas reserves information, including pro forma financial statements and SMOG Information relating to the Properties (“Financial Statements”) in documents filed with the SEC by the Partnership pursuant to the Securities Act or the Exchange Act (including for the avoidance of doubt, in the Current Report on Form 8-K to be filed in connection with the Closing and in any registration statement or proxy statement) or as customarily included in offering documentation for private or public offerings of debt or equity securities, and that such Financial Statements may be required to be audited. In that regard, the Contributor and its Affiliates shall cooperate with the Partnership, and provide the Partnership reasonable access during normal business hours to the Records and personnel of the Contributor and its Affiliates as the Partnership may reasonably request to enable the Partnership and its representatives and accountants, at the Partnership’s sole cost and expense, to create and audit any Financial Statements that are required to be included in any filing with the SEC or offering documentation for private or public offerings of debt or equity securities by the Partnership; provided, for the avoidance of doubt, that the Partnership shall be responsible for engaging any consultants or external auditors necessary to prepare and audit the Financial Statements. Notwithstanding anything herein to the contrary, the access to be provided to the Partnership shall not unreasonably interfere with the Contributor’s ability to prepare its own financial statements or the Contributor’s regular conduct of business. The Contributor shall consent to the inclusion or incorporation by reference of the Financial Statements in any registration statement, report or other document of the Partnership to be filed with the SEC or otherwise used in any offering documentation for private or public offerings of debt or equity securities in which the Partnership reasonably determines that the Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request of the Partnership or any of its Affiliates, the Contributor shall use its commercially reasonable efforts to cause the external audit firm that audits the Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to the audited Financial Statements in any such registration statement, report or other document. Additionally, upon request of the Partnership or any of its Affiliates, the Contributor shall use its commercially reasonable efforts to cause its accountants, reserve engineers, counsel, agents and other third parties to (A) cooperate with the Partnership and its representatives in connection with the provision of information necessary for the preparation by the Partnership of any such financial or oil and gas reserves information that is required to be included in any filing with the SEC or offering documentation by the Partnership or its Affiliates, and (B) provide customary consents and comfort letters as the Partnership may reasonably request in connection with such filing or offering documentation; provided, in each case, that the Partnership shall be solely responsible for any costs or expenses associated therewith. The Contributor shall provide the Partnership, its Affiliates and their independent accountants and representatives with access to (i) any audit work papers of the Contributor’s independent accountants and reserve engineers and (ii) any management representation letters provided by the Contributor to the Contributor’s independent accountants.

(b)    Notwithstanding the foregoing, (i) all of the information provided by the Contributor pursuant to this Section 5.10 is given without any representation or warranty, express or implied, and no Contributor Indemnified Party shall have any liability or responsibility with respect thereto, (ii) nothing in this Section 5.10 shall expand the Contributor’s representations, warranties, covenants or agreements set forth in this Agreement or give any Partnership Indemnified Party or any third party any rights or remedies to which it is not expressly entitled hereunder and (iii) the Partnership shall make commercially reasonable efforts to minimize any disruption associated with the cooperation contemplated by the Contributor or its Affiliates or their respective personnel hereby; provided, however, that nothing in this Section 5.10(b) shall limit or otherwise affect (x) the Contributor’s representations, warranties, covenants, agreements or indemnification obligations under this Agreement, the Conveyances (including the Special Warranty) or any other Transaction Document, in each case, to the extent the information provided pursuant to this Section 5.10 is also the subject of any such representation, warranty, covenant or agreement, or (y) any liability for Fraud. No such cooperation by the Contributor shall be required to the extent it would cause a violation of Applicable Law. The Partnership shall promptly reimburse the Contributor for any reasonable and documented third party costs and expenses incurred by the Contributor and its Affiliates in complying with the provisions of this Section 5.10; provided that the Contributor shall obtain the Partnership’s prior written consent before incurring any such costs and expenses in excess of $25,000 in the aggregate.

5.11  Limitations. WITHOUT LIMITATION OF THE TERMS OF THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT HERETO, ALL ORAL INFORMATION OR MATERIALS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE BY ANY PARTY TO THE OTHER PARTY OR ANY OF ITS REPRESENTATIVES AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN MADE AVAILABLE AS AN ACCOMMODATION AND HAVE BEEN PROVIDED ON AN “AS IS” BASIS. EXCEPT FOR THE CONTRIBUTOR’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT OR THE SPECIAL WARRANTY SET FORTH IN THE CONVEYANCE(S), AND ABSENT FRAUD, THE CONTRIBUTOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN NEGOTIATING AND EXECUTING THIS AGREEMENT, AND ABSENT FRAUD, THE PARTNERSHIP ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY ON THE TERMS OF THIS AGREEMENT AND ANY DOCUMENT EXECUTED PURSUANT HERETO, ITS OWN DUE DILIGENCE AND INVESTIGATION, AND NOT ON ANY ORAL INFORMATION OR OTHER MATERIALS, OTHER DOCUMENTS OR OTHER INFORMATION PROVIDED BY THE CONTRIBUTOR OR ITS REPRESENTATIVES; PROVIDED THAT THE FOREGOING SHALL IN NO WAY LIMIT THE PARTNERSHIP’S RIGHTS UNDER THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, INCLUDING THE CONTRIBUTOR’S REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 3, ANY CERTIFICATE FURNISHED OR TO BE FURNISHED TO THE PARTNERSHIP PURSUANT TO THIS AGREEMENT OR THE SPECIAL WARRANTY SET FORTH IN THE CONVEYANCE(S). TO THE MAXIMUM EXTENT OF THE LAW, EXCEPT FOR, AND WITHOUT LIMITING THE TERMS OF, THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT HERETO, INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 2, ARTICLE 3 OR IN ANY CERTIFICATE FURNISHED OR TO BE FURNISHED PURSUANT TO THIS AGREEMENT OR THE SPECIAL WARRANTY SET FORTH IN THE CONVEYANCE(S), AND ABSENT FRAUD, ANY RELIANCE UPON, OR CONCLUSIONS DRAWN FROM, ANY ORAL INFORMATION OR OTHER MATERIALS, OTHER DOCUMENTS OR OTHER INFORMATION PROVIDED BY ONE PARTY OR ITS REPRESENTATIVES TO ANY OTHER PARTY OR ITS REPRESENTATIVES SHALL BE AT SUCH OTHER PARTY’S SOLE RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF ANY PARTY. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 5.11, AND THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 2, ARTICLE 3 OR ANY CERTIFICATE FURNISHED OR TO BE FURNISHED PURSUANT TO THIS AGREEMENT, AND ABSENT FRAUD, (i) NO PARTY IS OR WILL BE MAKING ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO APPLICABLE ENVIRONMENTAL LAWS, THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS MATERIALS IN, ON OR UNDERLYING THE PROPERTIES IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREA WHERE THE PROPERTIES ARE LOCATED, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE PROPERTIES, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) SUBJECT TO THE RIGHTS UNDER ARTICLE 9, THE PARTNERSHIP SHALL BE DEEMED TO BE TAKING THE PROPERTIES “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND THE CONTRIBUTOR SHALL BE DEEMED TO BE TAKING THE SUBJECT UNITS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THE ENVIRONMENTAL CONDITION OF THE PROPERTIES OWNED BY THE PARTNERSHIP.

ARTICLE 6.

CONDITIONS

6.1   Conditions to Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)   Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby; and no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against the Partnership, the Contributor or the Properties or any of their respective Affiliates, associates, directors or officers seeking to prevent or challenging the transactions contemplated hereby.

(b)   Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and shall be in full force and effect at the time of Closing.

(c)   Registration Statements. The Registration Statements shall remain effective under the Securities Act as of the Closing Date, no stop order suspending the effectiveness of the Registration Statements shall have been issued by the SEC and remain in effect as of the Closing Date, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d)   Excess Defects. The sum of (i) all Defect Amounts taken into account at Closing pursuant to Sections 1.6 and 1.7 (using the Defect Amount asserted by the Partnership in good faith in the applicable Defect Notice for any unresolved disputed Asserted Defect or Defect Amount) that exceed the De Minimis Amount and the Title Deductible, minus (ii) all Benefit Amounts taken into account at Closing pursuant to Sections 1.6 and 1.7 (using the Benefit Amount asserted by the Contributor in good faith in the applicable written notice pursuant to Section 1.6(c) for any unresolved disputed asserted Benefit or Benefit Amount) that exceed the De Minimis Amount, plus (iii) the Allocated Value of all Defect Properties excluded from the transactions contemplated by this Agreement pursuant to Section 1.6(b)(i), shall not exceed fifteen percent (15%) of the Base Subject Units.

6.2   Conditions to Obligation of the Contributor. The obligation of the Contributor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties. (i) All of the Partnership’s Fundamental Representations shall be, except for de minimis inaccuracies, true and correct in all respects on and as of the Closing Date, as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date) and (ii) all other representations and warranties of the Partnership contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects (other than any representation or warranty containing any “material,” “materiality,” or “Material Adverse Effect” qualification, which shall be true and correct in all respects) on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (other than any representation or warranty containing any “material,” “materiality,” or “Material Adverse Effect” qualification, which shall be true and correct in all respects) as of such specified date.

(b)  Covenants and Agreements. The Partnership shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Partnership.

(d)  Certificates. The Contributor shall have received (i) a certificate from the Partnership, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.2 have been fulfilled and (ii) a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of the Partnership.

(e)  Subject Units. As of the Closing, the Contributor shall have received a certification from the Exchange Agent that the Exchange Agent has duly issued and registered the Subject Units in book entry form, in the form attached hereto as Exhibit E.

(f)   NASDAQ Listing. The Subject Units shall have been approved for listing on the NASDAQ Global Select Market, and trading in the Common Units on the NASDAQ Global Select Market shall not have been suspended by the NASDAQ Global Select Market or the SEC and there shall not be any pending or threatened proceeding seeking such suspension of trading.

6.3   Conditions to Obligation of the Partnership. The obligation of the Partnership to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a)  Representations and Warranties. (i) All of the Contributor’s Fundamental Representations shall be, except for de minimis inaccuracies, true and correct in all respects on and as of the Closing Date, as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date), and (ii) all other representations and warranties of the Contributor contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all respects on and as of the Closing Date as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects as of such earlier date), except, in the case of this clause (ii) of Section 6.3(a), for all such breaches of such representations and warranties that individually or in the aggregate would not have, and would not reasonably be expected to have, a Material Adverse Effect.

(b)  Covenants and Agreements. The Contributor shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)  No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Properties.

(d)  Certificates. The Partnership shall have received (i) a certificate from the Contributor, dated the Closing Date, representing and certifying that the conditions set forth in Section 6.1 and Section 6.3 have been fulfilled, (ii) a certificate as to the incumbency of the officer(s) executing this Agreement on behalf of the Contributor and (iii) a duly executed IRS Form W-9 (or any successor form) from the Contributor (or, if the Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person).

(e)  Conveyances. The Contributor shall be ready, willing and able to execute and deliver to the Partnership the Conveyances and such deeds (in reasonable and local customary form and describing the transferred Properties) and other bills of sale, certificates of title, and other documents or instruments of assignment, transfer or conveyance as reasonably necessary or appropriate to convey the Properties to the Partnership, which shall be transferred at the Closing.

(f)  Releases. The Contributor shall have delivered at Closing (or caused to be delivered) recordable releases or terminations of any mortgages, deeds of trust, assignments of production, financing statements, fixture filings, security agreements or other Encumbrances burdening or secured by any portion of the Properties that secure indebtedness for borrowed money of Contributor or any of its Affiliates or Related Party Predecessors, in each case in form and substance reasonably acceptable to the Partnership.

(g)  Contributed Cash. The Contributor shall be ready, willing and able to deliver the Contributed Cash to the Partnership at the Closing.

ARTICLE 7.

PRODUCTION, PROCEEDS, EXPENSES AND TAX MATTERS

7.1    Division of Ownership. After the Closing, all Production from the Properties together with (a) the proceeds of such Production and any other amounts attributable to the Properties and (b) any other proceeds received by the Contributor attributable to the Properties, from whatever source, including, without limitation, any bonuses, delay rentals, royalty payments, overriding royalty payments, shut-in royalty payments, suspense releases, and legal proceeds, other than payments attributable to periods prior to the Reference Date that are actually deposited prior to the Reference Date in an account held by the Contributor (as evidenced by Contributor’s bank statements) (collectively herein called the “Partnership-Entitled Production and Proceeds”), shall be owned by the Partnership, and should the Contributor receive payment for any such Partnership-Entitled Production and Proceeds, the Contributor (i) shall within five (5) Business Days after the end of each calendar month during which any such payments are received, transfer any cash proceeds by wire transfer to an account designated by the Partnership for the first three (3) months immediately following Closing, and (ii) from and after the fourth (4th) month following Closing, shall return the Partnership-Entitled Production and Proceeds to the operators of the Properties to which such Partnership-Entitled Production and Proceeds are attributable; provided that, the Contributor shall promptly notify the Partnership, c/o Jerad Hinson, at jhinson@dmlp.net, of such transfer of cash proceeds, with such notice including the name of the payor of the payment to the Contributor, a description of the Property to which such payment relates and the date on which such payment was originally received by the Contributor and the check details of any payment made to the Partnership or any operator, in accordance with subsections (i) and (ii) of the preceding sentence. The Partnership shall prepare letters to each purchaser of production regarding the transfer of the Properties in substantially the form attached hereto as Exhibit F and, at Closing, the Contributor shall execute and the Partnership shall deliver such letters to each purchaser of production from the Mineral Properties and Wells. In the event such letters cannot reasonably be delivered at Closing, the Contributor shall cooperate with the Partnership in delivering such letters after Closing.

7.2    Division of Expenses. Except as otherwise provided in Section 7.4, all costs and expenses incurred in connection with the Properties prior to the Closing Date (other than costs and expenses reflected on any revenue check stub and directly related to the Properties) shall be borne and timely paid by the Contributor pursuant to Section 4.2(e) and all costs and expenses incurred in connection with the Properties on or after the Closing Date (other than costs and expenses reflected on any revenue check stub and directly related to the Properties) shall be borne and timely paid by the Partnership; provided, however, that notwithstanding the foregoing, from and after the date that is twelve (12) months after the Closing Date, the Partnership shall assume and timely pay all such costs and expenses related to the Properties (excluding Taxes, which are subject to Section 7.4), regardless of the period to which such costs or expenses are attributable.

7.3    Recording and Transfer Expenses. The Partnership shall pay all costs of recording and filing (a) the assignments delivered hereunder for the Properties, (b) all state, federal, local, and Indian transfer and assignment documents, (c) if applicable, all applications and other documents required for the transfer of Permits and operatorship of the Properties, and (d) if applicable, all other instruments.

7.4     Taxes.

(a)  Tax Related Indemnity Payments. The Contributor shall timely pay all Excluded Taxes and shall indemnify and hold the Partnership harmless from all Excluded Taxes.

(b)  Transfer Taxes. All Transfer Taxes that may be imposed on any transfer of the Properties under this Agreement shall be borne and paid 50% by the Contributor, on the one hand, and 50% by the Partnership, on the other hand. If required by Applicable Law, the Contributor or the Partnership, as applicable, shall calculate and remit any Transfer Taxes that are required to be paid by such party, and the other party shall promptly reimburse such paying party for such other party’s share thereof. The Partnership and the Contributor shall cooperate in the preparation of any Tax Returns and other related documentation with respect to such Transfer Taxes and to obtain all available exemptions from the foregoing Transfer Taxes. The Contributor and the Partnership shall reasonably cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any such Transfer Taxes.

(c)  Apportionment of Taxes. The Contributor shall be allocated and bear all Asset Taxes for any Pre-Reference Date Tax Period, and the Partnership shall be allocated and bear all Asset Taxes for any Post-Reference Date Tax Period. The Contributor and the Partnership shall use the following conventions for determining the portion of any Asset Tax (or Asset Tax refund) that relates to a Pre-Reference Date Tax Period and that portion which relates to a Post-Reference Date Tax Period: (i) Asset Taxes that are attributable to the severance or production of hydrocarbons shall be deemed allocated to the period in which associated revenues, net of severance or production taxes, are received; (ii) in the case of Asset Taxes that are property or ad valorem Taxes and other similar Taxes imposed on a periodic basis, the amount of such Asset Taxes (or Asset Tax refunds) attributable to the Pre-Reference Date Tax Period shall be determined by multiplying such Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending immediately before the Reference Date and the denominator of which is the number of calendar days in the entire period, and the remaining amount of such Asset Taxes (or Asset Tax refunds) shall be attributable to the Post-Reference Date Tax Period; and (iii) in the case of all other Asset Taxes, the amount of Asset Taxes (or Asset Tax refunds) attributable to the Pre-Reference Date Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day immediately preceding the Reference Date using a “closing of the books methodology,” and the remaining amount of the Asset Taxes (or Asset Tax refunds) for such period shall be attributable to the Post-Reference Date Tax Period; provided, however, that for purposes of clause (iii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the Pre-Reference Date Tax Period and the Post-Reference Date Tax Period in proportion to the number of days in each such period. For the avoidance of doubt, (A) the Contributor or its direct or indirect owners shall bear all Income Taxes attributable to the Properties imposed by Applicable Law on the Contributor or its direct or indirect owners for all Pre-Closing Tax Periods and (B) the Partnership or its direct or indirect owners shall bear all Income Taxes attributable to the Properties imposed by Applicable Law on the Partnership or its direct or indirect owners for all Post-Closing Tax Periods. Notwithstanding anything in this Section 7.4(c) to the contrary, and for the avoidance of doubt, the Partnership shall be allocated and bear all Pre-Closing Transferred Proceeds Asset Taxes.

(d)  Tax Returns. The Contributor, at its expense, shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes required to be filed by the Contributor on or before the Closing Date. The Partnership, at its expense, shall be responsible for the preparation and timely filing of any Tax Returns with respect to Asset Taxes relating to any Tax period beginning prior to the Closing Date that are required to be filed by the Partnership after the Closing Date; provided that the Partnership shall provide the Contributor with drafts of any such Tax Returns that include Excluded Taxes reasonably in advance of the date of filing of such Tax Returns and shall consider in good faith any reasonable comments timely provided by the Contributor. For the avoidance of doubt, this Section 7.4(d) shall not alter the manner in which any Asset Taxes are allocated to or borne by the parties, which is as set forth in Section 7.4(c).

(e)  Tax Refunds. All refunds or credits for any Excluded Tax and for 50% of any Transfer Tax shall be for the sole benefit of the Contributor; provided, however, that to the extent the Partnership incurs an Excluded Tax or Transfer Tax and is not indemnified for such Excluded Tax or reimbursed for 50% of such Transfer Tax, refunds or credits related to such Excluded Tax or Transfer Tax shall be for the sole benefit of the Partnership. To the extent that the Partnership receives a refund or credit that is for the benefit of the Contributor, the Partnership shall promptly pay such refund or the value of the credit (net of all out-of-pocket expenses and costs and Taxes incurred in obtaining such refund) to the Contributor. All refunds or credits related to Asset Taxes for a Post-Reference Date Tax Period that are not Excluded Taxes shall be for the sole benefit of the Partnership; provided, however, that to the extent the Contributor incurs any such Asset Taxes and is not indemnified by the Partnership for such Asset Taxes, refunds or credits related to such Asset Taxes shall be for the sole benefit of the Contributor. The Partnership shall, at the Contributor’s sole cost and expense, use commercially reasonable efforts to pursue and obtain any refund, credit or offset to which the Contributor is entitled under this Section 7.4(e). To the extent that the Contributor receives a refund or credit for a Tax that is for the benefit of the Partnership, the Contributor shall promptly pay such refund or the value of the credit (net of all reasonable out-of-pocket expenses and costs and Taxes incurred in obtaining such refund) to the Partnership.

(f)  Post-Closing Tax Actions. Without the written consent of the Contributor (which consent shall not be unreasonably withheld, conditioned or delayed), the Partnership shall not, and it shall cause its Affiliates not to, unless required by Applicable Law, make or change any Tax election, amend any Tax Return, take any Tax position on any Tax Return, initiate discussions or examinations with any Governmental Entity, or make any voluntary disclosures, in each case that could result in any increase in Excluded Taxes or otherwise result in an indemnification claim under this Agreement by the Partnership or its Affiliates against the Contributor.

(g)  Tax Cooperation. The Partnership and the Contributor shall (i) assist in the preparation and timely filing of any Tax Return (including any claim for a Tax refund) relating to the Properties; (ii) assist in any audit, litigation or other Proceeding with respect to any Tax Return relating to the Properties; (iii) make available any information, records or other documents relating to any Taxes or Tax Returns relating to the Properties; (iv) provide any information required to allow the other party to comply with any information reporting or withholding requirements contained in the Code or other applicable Tax laws; and (v) provide certificates or forms, and timely execute any Tax Returns that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(h)  Tax Basis Schedules. On the Closing Date, the Contributor shall provide to the Partnership a schedule that sets forth the Contributor’s (or, if the Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person’s) adjusted tax basis in each of the Properties (as determined by the Contributor as of December 31, 2025, and in accordance with the requirements of Sections 1.613A-3(e)(3)(iii)(B) and/or (C) of the Treasury Regulations) in the form attached hereto as Exhibit C (the “Year-End Tax Basis Schedule”), together with all relevant supporting documentation for such determination. Within thirty (30) Business Days following the Closing, the Contributor shall provide to the Partnership a schedule that sets forth the Contributor’s (or, if the Contributor is classified for U.S. federal income tax purposes as an entity disregarded as separate from another Person, such Person’s) adjusted tax basis in each of the Properties (as determined by the Contributor as of immediately prior to the Closing and in accordance with the requirements of Sections 1.613A-3(e)(3)(iii)(B) and/or (C) of the Treasury Regulations) in the form attached hereto as Exhibit C (the “Closing Tax Basis Schedule”), together with all relevant supporting documentation for such determination. The Partnership shall have thirty (30) Business Days following receipt of the Closing Tax Basis Schedule to review and consult with the Partnership’s tax advisors and the Contributor’s tax advisors with respect to such Closing Tax Basis Schedule and such documentation and to provide reasonable comments thereto, and the Contributor shall promptly revise the Closing Tax Basis Schedule to reflect any reasonable comments of the Partnership thereto (the Closing Tax Basis Schedule, as so revised, the “Tax Basis Schedule”).

7.5    Casualty Loss. If any Casualty Loss occurs prior to the Closing, the Contributor shall (a) transfer the affected Property to the Partnership at Closing, notwithstanding such Casualty Loss, (b) transfer all unpaid insurance proceeds, claims, awards, and other payments arising out of such Casualty Loss to the Partnership, and (c) transfer to the Partnership an amount equal to all cash sums, if any, paid to the Contributor prior to Closing as insurance proceeds, awards or other payments arising out of such Casualty Loss.

ARTICLE 8.

TERMINATION

8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)    By unanimous written consent of the parties hereto;

(b)    By the Contributor or the Partnership, if:

(i)    the Closing has not occurred on or before November 13, 2026 or some later date to which the parties have mutually agreed in writing (the “Outside Date”), unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i); or

(ii)    any Applicable Law makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action has become final and non-appealable;

(c)    By the Contributor, if (i) any of the representations and warranties of the Partnership contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied; (ii) any of the conditions for Closing set forth in Section 6.2 is not satisfied by the Closing Date; or (iii) the Partnership shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (iii) of this Section 8.1(c), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Contributor; provided, however, that the Contributor is not in material breach of this Agreement; or

(d)    By the Partnership, if (i) any of the representations and warranties of the Contributor contained in this Agreement shall not be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied; (ii) any of the conditions for Closing set forth in Section 6.3 is not satisfied by the Closing Date; or (iii) the Contributor shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (iii) of this Section 8.1(d), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within thirty (30) days of notice thereof by the Partnership; provided, however, that the Partnership is not in material breach of this Agreement.

8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Partnership or the Contributor, written notice thereof shall forthwith be given to the Contributor or the Partnership, as applicable, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party hereto or the general partner of the Partnership or any of their respective directors, managers, officers, employees, shareholders, unitholders, partners or representatives, except that the agreements contained in this ARTICLE 8 and ARTICLE 10 shall survive the termination hereof. Nothing contained in this Section 8.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any willful breach of this Agreement. For purposes of this Agreement, “willful breach” shall mean, with respect to any party, a breach that is a consequence of a deliberate act or deliberate failure to act by the breaching party with the Knowledge that the taking of or failure to take, such act would cause or constitute a material breach of any covenants or agreements contained in this Agreement applicable to such party; provided that, without limiting the meaning of willful breach, the parties acknowledge and agree that any failure by any party to consummate the transactions contemplated by this Agreement after the conditions to the Closing applicable to such party as set forth in ARTICLE 6 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, and that are capable of being satisfied at the time of such failure to consummate the Closing) shall constitute a willful breach of this Agreement by such party.

ARTICLE 9.

SURVIVAL AND INDEMNIFICATION

9.1    Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties of (a) the Partnership in ARTICLE 2 and (b) the Contributor in ARTICLE 3 shall survive the Closing and continue in full force and effect through and including the date that is 12 months immediately following the Closing; provided that (i) the representations and warranties in Section 2.1 (Organization and Existence), Section 2.2 (Governing Documents), Section 2.3 (Capitalization of the Partnership), Section 2.4 (Authority Relative to this Agreement), Section 2.5 (Noncontravention), Section 2.6 (Governmental Approvals), and Section 2.12 (Brokerage Fees) (collectively, the “Partnership’s Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, (ii) Section 3.1 (Organization and Existence), Section 3.2 (Authority Relative to this Agreement), Section 3.3 (Noncontravention), Section 3.4 (Governmental Approvals), and Section 3.21 (Brokerage Fees) (collectively, the “Contributor’s Fundamental Representations”) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and (iii) Section 3.8 (Tax Matters) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. The Special Warranty contained in the Conveyance shall survive the Closing for a period of twenty-four (24) months. The Contributor’s indemnity obligation in Section 9.3(a)(iii) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. The Partnership’s indemnity obligation in Section 9.3(b)(iii) shall survive indefinitely. All other covenants and agreements contained in this Agreement shall survive the Closing until fully performed. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

9.2     Assumed Obligations; Retained Obligations.

(a)    Without limiting the Partnership’s rights to indemnity under this ARTICLE 9, from and after the Closing, the Partnership shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Losses, known or unknown, arising from, based upon, or related to the Properties whether arising before, on or after the Reference Date (all such obligations and Losses, the “Assumed Obligations”); provided that, notwithstanding the foregoing, the Partnership does not assume, and the Assumed Obligations shall not include, any Retained Obligations or any Excluded Taxes.

(b)    Notwithstanding the terms of Section 9.2(a), the Assumed Obligations shall not include, and the Contributor hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Losses, known or unknown, arising from, based upon, or related to (all such obligations and Losses, collectively, the “Retained Obligations”):

(i)

the matter(s) set forth on Schedule 3.10, and any matter existing as of the Execution Date that should have been set forth on Schedule 3.10 in order to make the representations in Section 3.10 true and correct as of the Execution Date but was not;

(ii)	claims for compensation or reimbursement of any of the Contributor’s employees for work performed with respect to the Properties;

(iii)

fines or penalties of Governmental Entities arising from violations of Applicable Law by the Contributor or its Affiliates or Related Party Predecessors, or that are otherwise levied against the Contributor or any of its Affiliates or Related Party Predecessors, in each case, to the extent related to or arising from the ownership of the Properties by the Contributor or its Affiliates or Related Party Predecessors prior to the Closing Date; and

(iv)	the Excluded Properties.

9.3     Indemnification.

(a)    Subject to Section 9.1 and Section 9.4, without duplication, upon the consummation of Closing, the Contributor hereby agrees to indemnify, defend and hold the Partnership and its Affiliates and their respective directors, managers, officers, employees, stockholders, unitholders, members, partners, agents, attorneys, representatives, successors, and assigns (collectively, the “Partnership Indemnified Parties”) harmless from and against, and pay to the applicable Partnership Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs, and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and the cost of enforcing any right to indemnification hereunder), whether or not involving a Third Party Claim (individually, a “Loss” and, collectively, “Losses”):

(i)	based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Contributor in Article 3 and/or the certificate described in Section 6.3(d)(i);

(ii)	based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Contributor under any Transaction Document; or

(iii)	based upon, attributable to or resulting from any of the Retained Obligations or Excluded Taxes.

To satisfy the Contributor’s indemnity obligations herein, the Contributor covenants and agrees that it shall, during the Holdback Period, retain the Lock Up Units in an account held by the Contributor. With respect to indemnification claims pursuant to Section 9.3(a), any indemnification liabilities required to be satisfied by the Contributor thereunder shall be satisfied first from the Lock Up Units and, thereafter, by the Contributor by the payment of cash and/or the transfer of Common Units to the Partnership. In the event that the Contributor satisfies any indemnification liabilities under this Section 9.3(a) through the transfer of Lock Up Units or other Common Units, the Contributor shall transfer to the Partnership the applicable number of Lock Up Units or Common Units, as applicable, equal to (i) the amount of the applicable indemnification liability to be satisfied, divided by (ii) the Execution Price. Upon the expiration of the Holdback Period, the Partnership shall cause the restrictive legend set forth below to be removed from any Lock Up Units that have not been transferred to the Partnership in satisfaction of the Contributor’s indemnification obligations under Section 9.3(a), and the Contributor may, at its sole election, sell, transfer, or otherwise dispose of the Lock Up Units. Notwithstanding the restrictive legend set forth below or any other provision of this Agreement, the Lock Up Units shall be entitled to all rights, privileges and benefits of the Common Units other than the restriction on transfer set forth herein, including voting rights and the right to receive (and the Contributor shall be entitled to retain) all distributions and dividends declared and paid on the Lock Up Units during the Holdback Period (and at any time thereafter) on the same basis as all other Common Units, and the Contributor shall be free to retain, distribute, or otherwise deal with such distributions or dividends in its sole discretion without any restriction or limitation imposed by the Partnership. The parties hereto agree that the Lock Up Units shall, until the expiration of the Holdback Period, bear the following legend:

THE TRANSFER OF THE COMMON UNITS REPRESENTED BY THIS STOCK CERTIFICATE OR BOOK ENTRY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN CONTRIBUTION AND EXCHANGE AGREEMENT AMONG THE PARTNERSHIP AND THE HOLDER OF THE COMMON UNITS REPRESENTED BY THIS STOCK CERTIFICATE OR BOOK ENTRY. A COPY OF THE CURRENT VERSION OF THE CONTRIBUTION AND EXCHANGE AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP AND WILL BE FURNISHED WITHOUT CHARGE TO THE RECORD HOLDER HEREOF UPON WRITTEN REQUEST TO THE PARTNERSHIP AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

(b)    Subject to Section 9.1 and Section 9.4, without duplication, upon the consummation of Closing, the Partnership hereby agrees to indemnify, defend, and hold the Contributor and its Affiliates and their respective stockholders, unitholders, directors, managers, employees, members, partners, agents, attorneys, representatives, successors, and permitted assigns (collectively, the “Contributor Indemnified Parties”) harmless from and against, and pay to the applicable Contributor Indemnified Parties the amount of, any and all Losses:

(i)	based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Partnership in Article 2 and/or the certificate described in Section 6.2(d)(i);

(ii)	based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Partnership under any Transaction Document; or

(iii)	relating to any of the Assumed Obligations.

(c)    From and after the Closing, the remedies set forth in this ARTICLE 9 and Section 10.11 shall, except with respect to claims or causes of action arising from Fraud, willful misconduct or the Special Warranty, provide the sole and exclusive remedies of the parties arising out of, in connection with, relating to or arising under this Agreement or any instrument delivered pursuant hereto. The parties acknowledge and agree that, except with respect to claims or causes of action arising from Fraud, willful misconduct or the Special Warranty, from and after the Closing, the remedies available in this ARTICLE 9 and Section 10.11 supersede (and each party waives and releases) any other remedies available at law or in equity against the other parties, including rights of rescission, rights of contribution and claims arising under Applicable Law. Notwithstanding the foregoing, subject to and without limiting Section 5.5, the right to indemnification or any other remedy based on representations, warranties, covenants and agreements in the Transaction Documents shall not be affected by any investigation conducted at any time, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, that this sentence shall not apply with respect to any inaccuracy in or breach of any representation or warranty of the Contributor to the extent the fact, matter or circumstance giving rise to such inaccuracy or breach was (i) expressly disclosed in this Agreement or the Schedules hereto, (ii) expressly disclosed in writing by or on behalf of the Contributor to the Partnership or any of its Representatives prior to the Execution Date, or (iii) reasonably apparent from the Records or other materials made available to the Partnership or its Representatives in connection with the Partnership’s review of the Properties prior to the Execution Date (but, for this subclause (iii), except for (A) any breach of the Special Warranty or (B) any inaccuracy in or breach of any representation or warranty of the Contributor to the extent directly caused by the actions or omissions by the Contributor or its Affiliates, which (A) and (B) shall not be subject to the limitation in this subclause (iii)).

9.4     Indemnity Limitations.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the Contributor shall not have liability for any indemnification under Section 9.3(a)(i) (other than with respect to the Contributor’s Fundamental Representations or the representations and warranties in Section 3.8 (Tax Matters)):

(i)	with respect to any individual claim unless the Losses attributable to such claim exceed the Indemnity Threshold;

(ii)

until the aggregate amount of all Losses for which claim notices are timely delivered by the Partnership exceeds the Indemnity Deductible, and then only for amounts in excess of the Indemnity Deductible; and

(iii)	for any aggregate Losses in excess of the Cap.

(b)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Contributor’s liability for any Losses claimed or realized by the Partnership arising from or relating to this Agreement shall not exceed the Base Subject Units multiplied by the Execution Price, and (ii) the aggregate amount of all Losses for which the Partnership shall be liable arising from or relating to this Agreement shall not exceed the Base Subject Units multiplied by the Execution Price.

(c)    In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such indemnified Person shall use commercially reasonable measures to mitigate any Losses subject to indemnification under this ARTICLE 9; provided, however, that such party shall not be required to commence or participate in any litigation or offer or grant any accommodation (material or otherwise) to any third parties.

(d)    No Losses may be claimed under Section 9.3(a) by any Partnership Indemnified Party to the extent such Losses are otherwise actually recovered under any other remedy provided in this Agreement. No Losses may be claimed under Section 9.3(b) by any Contributor Indemnified Party to the extent such Losses are otherwise actually recovered under any other remedy provided in this Agreement.

(e)    NONE OF THE PARTNERSHIP INDEMNIFIED PARTIES NOR CONTRIBUTOR INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM THE CONTRIBUTOR OR THE PARTNERSHIP, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECULATIVE OR OTHER SIMILAR DAMAGES (INCLUDING ANY DAMAGES FOR LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF PRODUCTION OR REVENUE (OTHER THAN LOSS OF PRODUCTION OR REVENUE THAT CONSTITUTES DIRECT DAMAGES BUT ONLY TO THE EXTENT THAT SUCH LOSS OF PRODUCTION OR REVENUE ARE DIRECT DAMAGES UNDER TEXAS LAW) OR DIMINUTION IN VALUE) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, THE PARTNERSHIP, ON BEHALF OF EACH OF THE PARTNERSHIP INDEMNIFIED PARTIES, AND THE CONTRIBUTOR, ON BEHALF OF EACH OF THE CONTRIBUTOR INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY PUNITIVE, EXEMPLARY, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECULATIVE OR OTHER SIMILAR DAMAGES (INCLUDING ANY DAMAGES FOR LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, LOSS OF PRODUCTION OR REVENUE (OTHER THAN LOSS OF PRODUCTION OR REVENUE THAT CONSTITUTES DIRECT DAMAGES BUT ONLY TO THE EXTENT THAT SUCH LOSS OF PRODUCTION OR REVENUE ARE DIRECT DAMAGES UNDER TEXAS LAW) OR DIMINUTION IN VALUE) ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.5     Indemnification Procedures.

(a)    A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided that failure to notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this ARTICLE 9.

(b)    If any indemnified party receives notice of the assertion or commencement of any action (including any Tax audit, examination, assessment, administrative or court proceeding or other Tax Proceeding) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such indemnified party with respect to which the indemnifying party is obligated to provide indemnification under this Agreement, the indemnified party shall give the indemnifying party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of any such notice of such Third Party Claim that is not with respect to Taxes, or not later than ten (10) calendar days after receipt of such notice of any such Third Party Claim with respect to Taxes. The failure to give such prompt written notice shall not, however, relieve the indemnifying party of its indemnification obligations, except and only to the extent that the indemnifying party forfeits rights or defenses by reason of such failure. The indemnifying party shall have the right to participate in or, by giving written notice to the indemnified party, to assume the defense of any Third Party Claim at the indemnifying party’s expense and by the indemnifying party’s own counsel, and the indemnified party shall cooperate in good faith in such defense; provided that if the indemnifying party is the Contributor, such indemnifying party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the indemnified party. In the event that the indemnifying party assumes the defense of any Third Party Claim, subject to Section 9.5(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the indemnified party. The indemnified party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the indemnified party, provided that if in the reasonable opinion of counsel to the indemnified party, (i) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party; or (ii) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required. If the indemnifying party elects not to compromise or defend such Third Party Claim, fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the indemnified party may, subject to Section 9.5(c), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(c)    Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third Party Claim without the prior written consent of the indemnified party, except as provided in this Section 9.5(c). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third Party Claim and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give written notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the indemnified party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the indemnifying party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the indemnifying party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the indemnified party has assumed the defense pursuant to Section 9.5(b), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

ARTICLE 10.

MISCELLANEOUS

10.1   Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by prepaid overnight courier service or (d) sent by electronic mail transmission, with read receipt requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(i)	If to the Contributor:

Hillside Exploration Assets, LLC
3811 Turtle Creek Blvd., Suite 780
Dallas, TX 75219
Attention: Legal
Email: shanehannabury@wresourcesllc.com; jrwunder@wresourcesllc.com with a copy to (which shall not constitute notice):

Collins Resources, LLC
3824 Cedar Springs Rd., #414
Dallas, Texas 75219
Attn: Legal
legal@collinspermian.com

with a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Alia Heintz
Email: alia.heintz@bakerbotts.com

and

Baker Botts L.L.P.
2001 Ross Ave.
Dallas, Texas 75201
Attention: Preston Bernhisel
Email: preston.bernhisel@bakerbotts.com

(ii)	If to the Partnership:

Dorchester Minerals, L.P.
3838 Oak Lawn Avenue, Suite 300
Dallas, Texas 75219
Attention: Bradley J. Ehrman, Madeline P. Bugh
Email: behrman@dmlp.net; mbugh@dmlp.net

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
2699 Howell Street
Dallas, Texas 75204
Attention: Jesse Betts, Nathan D. Meredith
Email: jbetts@willkie.com; nmeredith@willkie.com

Such notices, requests, demands and other communications shall be effective (x) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (y) if mailed, the date of delivery as shown by the return receipt therefor or (z) if sent by electronic mail transmission, with read receipt requested, when the answer back is received.

10.2   Entire Agreement. This Agreement, together with the schedules, exhibits, the other Transaction Documents and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.3  Waiver. Any of the parties to this Agreement may (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (b) waive compliance by the other party with any of the other party’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4   Binding Effect; Assignment; Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other party; provided that, notwithstanding anything to the contrary, the Partnership and its successors and permitted assigns may, without the prior written consent of the Contributor, assign all or any portion of their rights under this Agreement and delegate all or any portion of their obligations under this Agreement to one or more Affiliates in which case the Partnership shall continue to remain liable for the performance of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.5  Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

10.6   Governing Law; Consent to Jurisdiction.

(a)    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WILL BE INSTITUTED EXCLUSIVELY IN THE FIRST BUSINESS COURT DIVISION OF THE STATE OF TEXAS LOCATED IN DALLAS, TEXAS (OR IF SUCH COURT DOES NOT HAVE JURISDICTION OR IS NOT ACCEPTING NEW FILINGS, ANY STATE OR FEDERAL COURT IN DALLAS, TEXAS), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(c).

10.7  Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

10.8  Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

10.9  References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Each reference herein to a schedule or exhibit refers to the item identified separately in writing by the parties hereto as the described schedule or exhibit to this Agreement. All schedules and exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.10  Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

10.11  Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each non-breaching party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement by the breaching party, and shall be entitled to enforce specifically the performance of the terms and provisions of this Agreement by the breaching party, in each case, in addition to any other remedy to which such non-breaching party is entitled at law or in equity.

10.12  Amendment. Any provision of this Agreement (including the Exhibits hereto) may be amended, to the extent permitted by law, if, and only if, such amendment is in writing and signed by the parties hereto.

10.13  No Recourse Party. Notwithstanding anything that may be expressed or implied in this Agreement or any other Transaction Document, and notwithstanding the fact that the Contributor is a limited liability company and the Partnership is a limited partnership, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the other party hereto (and its successors and permitted assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder. Each party hereto further covenants, agrees and acknowledges that it has no rights of recovery against, and no recourse under this Agreement, any other Transaction Document or any oral representation made or alleged to be made in connection herewith or therewith against, any of the following: (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative or employee of the other party hereto (or any of the foregoing Persons’ successors or permitted assigns); (b) any former, current or future general or limited partner, owner, manager, stockholder or member of the other party hereto (or any of the foregoing Persons’ successors or permitted assigns) or any Affiliate thereof; or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder or member of any of the foregoing (in each case of clauses (a) through (c), excluding the Recourse Parties, and each Person described in clauses (a) through (c) is a “No-Recourse Party”). This applies whether the claim is brought by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of any party hereto against the No-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or other Applicable Law, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any party’s No-Recourse Party, as such, for any of the following: (i) any obligations of such party under this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby; (ii) any oral representations made or alleged to be made by or on behalf of such party in connection herewith or therewith; or (iii) any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

ARTICLE 11.

DEFINITIONS

11.1   Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given it below:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person; provided that, notwithstanding the foregoing, with respect to Contributor, other than with respect to Section 10.13, the term “Affiliate” only includes Hillside Exploration Partners, LLC, a Delaware limited liability company (“Parent”), and its direct or indirect subsidiaries (including Contributor) and expressly excludes (a) any Persons who directly or indirectly have an interest in Parent, including Wallace Family Partnership, LP (“Wallace Family LP”), Collins Resources, LLC (“Collins Resources”) and WunderBury LLC (“WunderBury”), and (b) each of the investment funds sponsored or managed by such Persons described in subclause (a), and the various portfolio companies of each of such investment funds, other than Parent and its direct or indirect subsidiaries (including Contributor).

“Allocated Value” shall mean the number of Common Units set forth on Exhibit A-4 for each Well or each Well Location, as applicable.

“Applicable Environmental Law” shall mean all Applicable Laws pertaining to the protection of the environment (e.g., prevention of pollution and remediation of contamination) and human health and safety, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2702 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Noise Control Act, 42 U.S.C. § 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.; and all analogous applicable state and local Applicable Laws.

“Applicable Law” shall mean any federal, state, local or municipal statute, law, common law, constitution, ordinance, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity or any treaty or other legally enforceable directive or requirement, to which a specified person or property is subject.

“Asset Taxes” shall mean ad valorem, property (real, personal or mixed), excise, severance, production, sales, use or similar Taxes (excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes) based upon or measured by the ownership or operation of the Properties or the production of hydrocarbons therefrom or the receipt of proceeds therefrom.

“Bakken Formation” or “Three Forks Formation” shall mean, for purposes of Exhibit A-4, that portion of the Bakken or Three Forks formations identified as being pooled under the North Dakota Industrial Commission pooling order(s) for horizontal wells applicable to the Unit in which such Well or Well Location is located, as in effect on the Reference Date; provided that, if no such pooling order is in effect for such Unit as of the Reference Date, then such portion of the Bakken or Three Forks formations as is identified in the North Dakota Industrial Commission spacing order applicable to such Unit.

“Basic Documents” shall mean (a) all Oil and Gas Leases, and (b) all contracts and agreements that are reasonably necessary to own, explore, develop, operate, maintain or use the Properties in the manner in which they are currently being owned, explored, developed, operated, maintained or used and in accordance with the prudent practices of the oil and gas industry; provided, however, that “Basic Documents” shall not include that portion of contracts or agreements which relate to the ownership and operation of the surface of the Properties.

“Benefit” shall mean any benefit or interest of Contributor that:

(a)    with respect to a Well, causes the Contributor to have Calculated Net Revenue Interest in such Well that is greater than the Contributor’s Net Revenue Interest set forth on Exhibit A-4 for such Well; and

(b)    with respect to a Well Location, causes the Contributor to have Calculated Net Revenue Interest in such Well Location that is greater than the Contributor’s Net Revenue Interest set forth on Exhibit A-4 for such Well Location.

“Business Day” shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

“Calculated Net Revenue Interest” shall mean: (i) with respect to a Well, as computed separately for each Well, as to each applicable Target Formation, the decimal or percentage share in all Oil and Gas produced from such Well (INSOFAR AND ONLY INSOFAR as such Oil and Gas is attributable to the Mineral Properties) to which the owner of the Mineral Properties is entitled, after giving effect to all burdens thereon; and (ii) with respect to a Well Location, as computed separately for each Well Location, as to each applicable Target Formation, the decimal or percentage share in all Oil and Gas produced from such Well Location (INSOFAR AND ONLY INSOFAR as such Oil and Gas is attributable to the Mineral Properties) to which the owner of the Mineral Properties is entitled, after giving effect to all burdens thereon; provided that, in each case of (i) and (ii), for purposes of determining the Calculated Net Revenue Interest attributable to an unleased Fee Property, it shall be deemed that the Property is subject to an Oil and Gas Lease providing for a lease royalty of twenty percent (20%) on production of Oil and Gas. Notwithstanding the foregoing: (a) the Calculated Net Revenue Interest with respect to any plugged and abandoned Well shall be deemed to be equal to zero (0), and (b) if the operator of a Well or Unit (or other payor of proceeds attributable to such Well or Unit) is currently paying Contributor a decimal or percentage share that is less than Contributor’s Net Revenue Interest in such Well or Unit (as shown on Exhibit A-4), such lesser amount shall be used for the purposes of determining whether a Defect exists and the corresponding Defect Amount.

“Casualty Loss” shall mean, with respect to all or any major portion of any of the Properties, any destruction by fire, blowout, storm or other casualty or any taking, or pending or threatened taking, in condemnation or expropriation or under the right of eminent domain of any of the Properties or portion thereof, in each case prior to the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Unit” shall mean a Common Unit, as defined in the Partnership Agreement.

“Contributor’s Net Revenue Interest” shall mean the applicable net revenue interest represented by the Contributor, as shown on Exhibit A-4.

“Defect” shall mean any burden, Encumbrance, restriction, impairment, irregularity, limitation or other defect that causes (or if not cured, could reasonably be expected to cause) the Contributor to not have Defensible Title to all or any portion of one or more Mineral Properties, Wells or Well Locations.

“Defensible Title” shall mean the aggregate record and/or beneficial title (to the extent such beneficial title is evidenced by documentation, statutory force pooling or statutory co-tenancy process which, although not constituting perfect, merchantable or marketable title, is reasonably probable to be successfully defended if challenged) of the Contributor in and to such Wells and Well Locations that, as of the Reference Date and the Closing Date, subject to the Permitted Encumbrances:

(a)    with respect to each Well set forth on Exhibit A-4, entitles the Contributor (and the Partnership as successor-in-interest to the Contributor) to receive throughout the productive life of such Well the Calculated Net Revenue Interest not less than the Contributor’s Net Revenue Interest set forth in Exhibit A-4 with respect to the Oil and Gas produced, saved or sold from such Well (as to the Target Formation);

(b)    with respect to each Well Location set forth on Exhibit A-4, entitles the Contributor (and the Partnership as successor-in-interest to the Contributor) to receive throughout the productive life of such Well Location the Calculated Net Revenue Interest not less than the Contributor’s Net Revenue Interest set forth in Exhibit A-4 with respect to the Oil and Gas produced, saved or sold from such Well Location (as to the Target Formation); provided, however, that, subject to the Contributor’s compliance with its covenants in Section 4.1 and Section 4.2, any decrease in the Calculated Net Revenue Interest resulting from the establishment or amendment of any pool or Unit after the Reference Date shall not constitute a failure of Defensible Title; and

(c)    is free and clear of any and all Encumbrances.

“Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise; provided, however, that the restrictive legend borne by the Lock Up Units pursuant to Section 9.3(a) shall not constitute an “Encumbrance”.

“Excluded Taxes” shall mean (a) the following Taxes: (i) all Asset Taxes that relate to the Properties (other than Pre-Closing Transferred Proceeds Asset Taxes) of the Contributor for any Pre-Reference Date Tax Period (determined in the manner set forth in Section 7.4(c)); (ii) all Taxes of, or imposed on, the Contributor that are unrelated to the Properties or that are related to any employees of the Contributor; and (iii) all Income Taxes of, or imposed on, the Contributor or any of its direct or indirect owners; and (b) any liability of the Partnership for any Taxes referred to in clause (a) which are imposed as a transferee or successor, pursuant to joint and/or several liability, or pursuant to a contract (other than a contract entered into in the ordinary course of business the subject matter of which does not primarily relate to Taxes), in each case resulting from an event or transaction occurring, or a contract or other agreement or arrangement entered into, on or prior to the Closing Date.

“Execution Price” shall mean $29.44.

“Fraud” shall mean common law fraud (as defined and interpreted under the laws of the State of Texas), provided that such fraud requires the element of scienter (i.e., actual knowledge that any representation, warranty, certification or statement of fact made by such Person was inaccurate or misleading when made).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Income Taxes” shall mean any income and franchise Taxes, and similar Taxes imposed in lieu of Taxes denominated as “income taxes,” based upon, measured by, or calculated with respect to, gross or net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if gross or net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated), but not including VAT, sales, use, goods and services, real or personal property, transfer or other similar Taxes.

“IRS” shall mean the Internal Revenue Service of the United States.

“Knowledge” shall be deemed to exist if (a) with respect to the Contributor, any of John Wunderlick, Shane Hannabury and Joseph Reed or (b) with respect to the Partnership, any of Bradley J. Ehrman and Leslie A. Moriyama, in each case, is actually aware of the fact or other matter in question without any duty of inquiry.

“Leasehold Interest” shall mean the right and interest of a Lessee in and to any applicable Oil and Gas Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Oil and Gas Lease, but excluding (a) any royalties (including lessor’s royalty), overriding royalties, non-participating royalty interests, production payments, net profits interests and other burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes), or (b) any right and interest in and to the production or proceeds attributable to the burdens described in clause (a).

“Lessee” shall mean any lessee under any Oil and Gas Lease.

“Material Adverse Effect” shall mean, with respect to any Person, property or asset, any adverse change or adverse condition in or relating to the financial condition of such Person (including its subsidiaries), property or asset that is material to such Person (including its subsidiaries), property or asset; provided that no change, condition, event or effect, whether actual or prospective, relating to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect:

(a)    the transactions contemplated by this Agreement (or the announcement of such transactions or the entry into this Agreement);

(b)    any change in the prices of oil, gas, natural gas liquids or other hydrocarbon products;

(c)    general economic conditions or local, regional, national or international oil and gas industry conditions;

(d)    national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, or any political election;

(e)    effects of weather, meteorological events, natural disasters or other acts of God;

(f)    the outbreak or continuation of any disease, epidemic or pandemic;

(g)    any change in Applicable Law or GAAP (or the interpretation thereof) after the Execution Date;

(h)    with respect to the Properties, normal depletion, production declines or reclassification or revision of reserves; or

(i)    any action taken (or omitted to be taken) at the written request, or with the written consent, of the other party hereto;

provided, further, that any change, condition, event or effect described in clauses (c), (d), (e), (f) or (g) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent it has a disproportionate adverse impact on such Person, property or asset relative to other similarly situated Persons engaged in the oil and gas mineral and royalty business in the geographic markets in which such Person holds properties or assets.

“Oil and Gas” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid hydrocarbons, associated gases, vaporous substances or minerals.

“Oil and Gas Lease” shall mean (a) an Oil and Gas lease (i) burdening the Fee Properties or (ii) that is burdened by any NPRI Property or ORRI Property, as applicable, or from which any ORRI Property is derived, and (b) the real and personal property related thereto.

“Other Minerals” shall mean sulphur, lignite, lithium, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value whether or not generally produced from a wellbore in conjunction with the production of Oil and Gas.

“Partnership Agreement” shall mean the Amended and Restated Partnership Agreement of the Partnership, as currently in effect.

“Permits” shall mean licenses, permits, franchises, consents, approvals, variances, exemptions, waivers and other authorizations of or from Governmental Entities or pursuant to any Applicable Law or Applicable Environmental Laws.

“Permitted Encumbrances” shall mean (i) liens for Taxes not yet due and payable or, if delinquent, being contested in good faith by appropriate actions and if so contested, being identified on Schedule 3.10; (ii) statutory liens (including materialman’s, mechanic’s, repairman’s, landlord’s and other similar liens) arising in the ordinary course of business securing payments not yet due and payable or, if delinquent, being contested in good faith by appropriate actions and if so contested, being identified on Schedule 3.10; (iii) all rights of consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of the Properties or interests therein to the Partnership, if they are not required or customarily obtained prior to the sale or conveyance; (iv) all rights reserved to or vested in any Governmental Entity to control or regulate any of the Properties in any manner, and all obligations and duties under all Applicable Laws or under any franchise, grant, license or Permit issued by any such Governmental Entity; (v) any Defect affecting the Properties that is cured or discharged by the Contributor at or prior to the Closing (or, with respect to any Defect subject to Section 1.6(b)(iii), such Defect will become a Permitted Encumbrance at the expiration of the Defect Cure Period to the extent such Defect is cured or discharged by the Contributor prior to the expiration of the Defect Cure Period); (vi) any Encumbrance, Defect or other matter (whether or not constituting a Defect) (A) that the Partnership affirmatively waives in writing pursuant to this Agreement, or (B) that the Partnership is deemed to have waived pursuant to Section 1.6(a) by failing to deliver a Defect Notice prior to the Defect Deadline (provided, however, that this clause (B) shall not constitute a Permitted Encumbrance with respect to the Special Warranty); (vii) any defect based solely on (1) lack of information in the Contributor’s files or (2) references to an unrecorded document to which neither the Contributor nor any Affiliate or Related Party Predecessor thereof is a party, if such document is dated earlier than January 1, 2010 and is not in the Contributor’s files, in each case of items (1) and (2), solely to the extent the Contributor is not relying on such information or documents to vest title to the applicable Mineral Property in the Contributor or any of its Related Party Predecessors; (viii) defects arising out of lack of corporate or other entity authorization, unless the Partnership provides affirmative written evidence that the action was not authorized and results in, or is reasonably likely to result in, another Person’s claim of superior title; (ix) defects arising out of lack of survey, unless a survey is required by Applicable Law; (x) defects arising from prior leases relating to the Mineral Properties that are terminated but are not surrendered or released of record, unless the Partnership provides affirmative evidence that such failure or omission has resulted in another Person’s claim of superior title; (xi) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Partnership provides affirmative evidence that such failure or omission has resulted in, or is reasonably likely to result in, another Person’s claim of superior title; (xii) defects involving the lack of evidence of, or other defects with respect to, execution, delivery or acknowledgment of any instrument in the Contributor’s chain of title that have existed for more than twenty (20) years, unless the Partnership provides affirmative written evidence that such defect results in, or is reasonably likely to result in, another Person’s claim of superior title; (xiii) (1) any royalties, back-in interests, reversionary interests and other burdens and (2) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in any contracts, instruments or Oil and Gas Leases binding upon a Property, in each case of clauses (1) and (2), to the extent the foregoing, individually or in the aggregate, do not (A) operate to reduce the Calculated Net Revenue Interest of any Well or Well Location below the Contributor’s Net Revenue Interest set forth on Exhibit A-4 for such Well or Well Location or (B) materially impair or have a material adverse effect on the ownership, use or value of the affected Mineral Property; (xiv) Encumbrances, irregularities, defects or loss of title affecting ownership interests in formations other than the applicable Target Formation; provided, however, that this clause (xiv) shall not constitute a Permitted Encumbrance with respect to the Special Warranty; (xv) defects, gaps or irregularities that have been fully cured under any applicable statutes of limitation for adverse possession or prescription; (xvi) defects or irregularities resulting from the failure to record releases of liens that have expired on their own terms or the enforcement of which is barred by the applicable statute of limitations, absent reasonable evidence of a claim of superior title from a third Person attributable to such matter; (xvii) subject to the Contributor’s compliance with its covenants in Section 4.1 and Section 4.2, decreases in Calculated Net Revenue Interest resulting from the establishment or amendment of Units after the Execution Date; (xviii) liens securing indebtedness of the Contributor or its Affiliates or Related Party Predecessors that will be released at or prior to the Closing pursuant to Section 6.3(f); (xix) any failure of the records of any Governmental Entity to reflect the Contributor as the owner of any Property; provided that the instruments evidencing the conveyance of such title to the Contributor from its immediate predecessor in title are recorded in the real property, conveyance or other applicable records of the county in which such Property is located, unless the Partnership provides affirmative written evidence that such failure results in, or is reasonably likely to result in, another Person’s claim of superior title; and (xx) the matters set forth on Schedule 4.2(a).

“Person” (whether or not capitalized) shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

“Post-Closing Tax Period” shall mean any Tax period (or portion of a Tax period) beginning after the Closing Date.

“Post-Reference Date Tax Period” shall mean any Tax period (or portion of a Tax period) beginning on or after the Reference Date.

“Pre-Closing Tax Period” shall mean any Tax period (or portion of a Tax period) ending on or before the Closing Date.

“Pre-Closing Transferred Proceeds Asset Taxes” means any Asset Taxes attributable to the severance or production of hydrocarbons with respect to the Properties where such severance or production occurred before the Reference Date and the asset severed or produced, or the proceeds therefrom, are included in the Properties.

“Pre-Reference Date Tax Period” shall mean any Tax period (or portion of a Tax period) ending before the Reference Date.

“Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“reasonable best efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

“Records” shall mean all data, files or records in the control or possession of the Contributor pertaining to the ownership of the Properties, including but not limited to all abstracts of title, accounting records, bank statements, Asset Tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently being paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, production records, supplemental abstracts of title, title curative materials, title opinions, title reports, notices, evidence of payment, correspondence, and other data related to the Properties; provided, however, that “Records” shall not include the following: (a) records that relate to both the Properties and the Excluded Properties (provided that the Contributor will deliver to the Partnership copies of such records to the extent pertaining to the Properties as part of the “Properties”); (b) except for title opinions, items subject to a valid legal privilege, including any attorney-client or work product privilege; (c) items the disclosure or transfer of which is restricted by any confidentiality or other contractual obligation owed to a third Person (provided that the Contributor has used its commercially reasonable efforts to obtain waivers of such restrictions, which shall expressly not require the payment of any monies); (d) items that are not transferable without payment of additional consideration by the Contributor or its Affiliates (and the Partnership has not agreed in writing to make such payment); (e) all employee and personnel files; (f) any Income Tax records, Tax Returns relating to Income Taxes, or financial statements, projections or financial reports of the Contributor or its Affiliates; or (g) all e-mails and other electronic files on the Contributor’s or its Affiliates’ servers and networks relating to any of clauses (a) through (f).

“Reference Date” shall mean July 1, 2026.

“Related Party Predecessor” shall mean, with respect to the Contributor, any of Wallace Family LP, Collins Minerals, LLC or WunderBury, in each case, to the extent such entity was one of Contributor’s direct predecessors in title as to any Mineral Property.

“SMOG Information” means all financial information (including any supplementary oil and gas information required by ASC 932-235), including estimates of quantities of proved reserves, a reconciliation of proved oil and gas reserves, the standardized measure of discounted future net cash flows and a reconciliation of the standardized measure of future discounted cash flows.

“Target Formation” shall mean with respect to any Well or Well Location, the target formation(s) specified for such Well or Well Location, on Exhibit A-4.

“Tax” or “Taxes” shall mean (a) any and all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Entity, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee, or by contract (other than a contract entered into in the ordinary course of business the subject matter of which does not primarily relate to such amounts).

“Tax Return” shall mean any report, return, election, document, estimated tax filing, declaration, claim for refund, extension, information return or other filing with respect to any Taxes provided to any Governmental Entity including any schedules or attachments thereto and any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Conveyances and any document, agreement, instrument or certificate delivered pursuant hereto.

“Transfer Tax” shall mean all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated under this Agreement.

“Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

“Unit” shall mean, collectively, a drilling, pooled, spacing, proration, production or enhanced recovery unit formed pursuant to a voluntary unitization, communitization or pooling agreement or a drilling, spacing, proration, production or enhanced recovery unit formed under or pursuant to law, rule or regulation or other action of a regulatory body having jurisdiction.

“Well Location” shall mean each potential well location shown on Exhibit A-4, limited to the Target Formation shown on Exhibit A-4 for such well location.

11.2   Certain Additional Defined Terms. In addition to such terms as are defined in Section 11.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference
Agreement	Introduction
Applicable Contracts	Section 1.2(g)
Asserted Defects	Section 1.6(a)
Assumed Obligations	Section 9.2(a)
Bakken Formation	Section 11.1
Base Subject Units	Section 1.4
Benefit Amount	Section 1.6(c)
Cap	Schedule 9.2
Closing	Section 1.1
Closing Date	Section 1.1
Closing Settlement Statement Closing Tax Basis Schedule	Section 1.9(b) Section 7.4(h)
Collins Resources	Section 11.1
Confidential Information	Section 5.1
Contributed Cash	Section 1.2(l)
Contributed Cash True-up Amount	Section 1.9(b)
Contributor	Introduction
Contributor Indemnified Parties	Section 9.3(b)
Contributor’s Fundamental Representations	Section 9.1
Conveyances	Section 1.5(a)
De Minimis Amount	Schedule 9.2
Defect Amount	Section 1.6(b)(ii)
Defect Amount Limit	Schedule 9.2
Defect Cure Period	Section 1.6(b)(iii)
Defect Deadline	Section 1.6(a)
Defect Notice	Section 1.6(a)
Defect Property	Section 1.6(a)
Dispute Notice	Section 1.7
Disputed Amounts	Section 1.9(d)
Estimated Settlement Statement	Section 1.9(a)
Exchange Act	Section 2.14
Exchange Agent	Section 1.4
Excluded Properties	Section 1.3
Execution Date	Introduction
Fee Property and Fee Properties	Section 1.2(a)
Financial Statements	Section 5.10(a)
Holdback Period	Schedule 9.2
Indemnity Deductible	Schedule 9.2
Indemnity Threshold	Schedule 9.2
Independent Accountant	Section 1.9(d)
Lock Up Units	Schedule 9.2

Defined Term	Section Reference
Loss and Losses	Section 9.3(a)
Mineral Properties	Section 1.2(c)
No-Recourse Party	Section 10.13
NPRI Property and NPRI Properties	Section 1.2(b)
ORRI Property and ORRI Properties	Section 1.2(c)
Outside Date	Section 8.1(b)(i)
Parent	Section 11.1
Partnership	Introduction
Partnership Audited Financial Statements	Section 2.7
Partnership-Entitled Production and Proceeds	Section 7.1
Partnership Financial Statements	Section 2.7
Partnership GP	Section 2.3(a)
Partnership Indemnified Parties	Section 9.3(a)
Partnership Latest Balance Sheet	Section 2.7
Partnership Unaudited Financial Statements	Section 2.7
Partnership’s Fundamental Representations	Section 9.1
Pre-Closing Cure Date	Section 1.6(b)
Production	Section 1.2(h)
Properties	Section 1.2
Recourse Parties	Section 10.13
Registration Statements	Section 2.15
Representatives	Section 5.1
Resolution Period	Section 1.9(c)
Retained Obligations	Section 9.2(b)
Review Period	Section 1.9(c)
SEC	Section 2.14
SEC Filings	Section 2.14
Securities Act	Section 2.14
Settlement Matters	Section 1.9(a)
Special Warranty	Section 1.8
Statement of Objections	Section 1.9(c)
Subject Units	Section 1.4
Target Closing Date	Section 1.1
Tax Basis Schedule	Section 7.4(h)
Tax Treatment	Section 1.10
Third Party Claim	Section 9.5(b)
Three Forks Formation	Section 11.1
Title Arbiter	Section 1.7
Title Deductible	Schedule 9.2
transfer	Section 1.2
Wallace Family LP	Section 11.1
Wells	Section 1.2(d)
willful breach	Section 8.2
Working Interests Properties	Section 1.3(k)
WunderBury	Section 11.1
Year-End Tax Basis Schedule	Section 7.4(h)

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, as of the date first above written.

THE PARTNERSHIP:

DORCHESTER MINERALS, L.P.

By:	/s/ Bradley J. Ehrman
Bradley J. Ehrman,
Chief Executive Officer

Signature Page to Contribution and Exchange Agreement

THE CONTRIBUTOR:

HILLSIDE EXPLORATION ASSETS, LLC

By:	/s/ John R. Wunderlick
John R. Wunderlick
Authorized Person

Signature Page to Contribution and Exchange Agreement

Exhibit A-1

Fee Properties and NPRI Properties

[See attached.]

Exhibit A-2

ORRI Properties

[See attached.]

Exhibit A-3

Wells

[See attached.]

Exhibit A-4

Allocated Values

[See attached.]

Exhibit B

Instruments of Conveyance

[See attached.]

Exhibit C

Form of Tax Basis Schedule

[See attached.]

Exhibit D

Excluded Properties

[See attached.]

Exhibit E

Form of Transfer Agent Certificate

[See attached.]

Exhibit F

Form of Letter Regarding Transfer of Properties

[See attached.]